UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Dell Inc.

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2010

May 27, 2010

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2010 Annual Meeting of Stockholders. The meeting will be held on Friday, July 16, 2010, at 8:00 a.m., Central Daylight Time, at the Dell Round Rock Campus, 501 Dell Way, Building 2-East, Houston/Dallas conference rooms, Round Rock, Texas 78682. For your convenience, we are also offering a live Webcast of the meeting. You may attend and participate in the meeting via the Internet at www.dell.com/investor, where you will be able to vote electronically and submit questions during the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for Fiscal 2010 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

You may visit www.dell.com/investor to access an interactive Fiscal 2010 Year-in-Review, as well as various web-based reports, executive messages and timely information on Dell’s global business.

This meeting is for Dell stockholders. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Dell stock as of May 21, 2010, and proper photo identification. An admission ticket can be printed at www.proxyvote.com, or is included in the proxy materials if you received a paper copy of the proxy materials.

Whether or not you plan to attend the meeting in person or via the Internet, please vote by submitting your proxy or voting instructions using one of the voting methods described in the attached materials. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and vote in person or view the live Webcast and vote electronically should you so choose. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board and Chief Executive Officer

DELL INC.

One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 16, 2010

Time	8:00 a.m., Central Daylight Time

Place	Dell Round Rock Campus — Building 2-East 501 Dell Way Dallas/Houston Conference Rooms Round Rock, Texas 78682

Webcast	Attend the meeting via the Internet, including voting and submitting questions, at www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Proposal 3 — Amendment of Certificate of Incorporation to Eliminate Supermajority Vote Provisions

Stockholder Proposal 1 — Reimbursement of Proxy Expenses

Stockholder Proposal 2 — Advisory Vote on Executive Compensation

Record Date	May 21, 2010

Voting Methods	Internet — Go to www.proxyvote.com

Telephone — Use the toll-free number shown on the proxy or voting instruction card

Written ballot — Complete and return a proxy or voting instruction card (if you received a paper copy)

In person — Attend and vote at the meeting or electronically during the live Webcast

Stockholders will also transact any other business properly brought before the meeting or any adjournments or postponements of the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting of Stockholders and Proxy Statement is accompanied by the Annual Report on Form 10-K for Fiscal 2010 which is Dell’s annual report to stockholders for the fiscal year.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary

May 27, 2010

i

Webcast of Annual Meeting

We are pleased to offer a Webcast of Dell’s 2010 annual meeting. Additionally, we are offering stockholders and proxyholders the ability to attend and participate via the Internet during the live Webcast, where you will be able to vote electronically and submit questions during the meeting. The live Webcast will begin at 8:00 a.m., Central Daylight Time. If you plan to attend and participate at the meeting via the Internet, go to www.dell.com/investor and log on prior to the meeting and follow the instructions provided. Only stockholders who use their control number to log on to the meeting will be able to vote electronically and submit questions during the meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, are posted at www.dell.com/investor. If you miss the meeting, you can view a replay of the Webcast on that site. (No votes may be cast during the replay of the Webcast.)

Important Voting Information

If you hold your shares through a broker or other nominee, the Securities and Exchange Commission has approved a New York Stock Exchange rule that changes the manner in which your vote on the election of directors will be handled at Dell’s 2010 annual meeting.

Stockholders who hold Dell common stock through a broker or other nominee receive proxy materials and a voting instruction form — either electronically or by mail — before each annual stockholder meeting. In the past, if you did not transmit your voting instructions before the annual meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

A New Rule for Stockholder Voting

Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to submit your proxy through the Internet or by telephone. For your vote to be counted, you now will need to communicate your voting decisions to your broker or other nominee before the date of the annual meeting or obtain a legal proxy to vote your shares at the meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the voting instruction form to submit your proxy or voting instructions. We hope you will exercise your rights and fully participate as a Dell stockholder.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission also has a website, www.sec.gov/spotlight/proxymatters.shtml, with more information about your rights as a stockholder. Additionally, you may contact Dell’s Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com.

ii

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors (the “Board”), for the 2010 Annual Meeting of Stockholders. This proxy statement and the related proxy form are being distributed to stockholders on or about June 4, 2010.

You can vote your shares using one of the following methods:

•	Submit your proxy or voting instructions through the Internet at www.proxyvote.com using the instructions included in the notice regarding the Internet availability of proxy materials or in the proxy or voting instruction card;
•	Submit your proxy or voting instructions by telephone using the instructions on the proxy or voting instruction card if you received a paper copy of the proxy materials;
•	Complete and return a written proxy or voting instruction card if you received a paper copy of the proxy materials; or
•	Attend and vote at the meeting in person or via the Internet during the live Webcast (See “Additional Information — Voting by Street Name Holders”).

Internet and telephone submission of proxies and voting instructions are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting in person or via the Internet during the live Webcast, your proxy or voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on July 15, 2010.

Even if you submit proxy or voting instructions by one of the first three methods mentioned above, you may still vote at the meeting in person or via the Internet during the live Webcast if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier proxy or voting instructions.

Stockholders are being asked to consider five proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 — Election of Directors	FOR
2 — Ratification of Independent Auditor	FOR
3 — Amendment of Certificate of Incorporation to Eliminate Supermajority Vote Provisions	FOR
Stockholder Proposal 1 — Reimbursement of Proxy Expenses	AGAINST
Stockholder Proposal 2 — Advisory Vote on Executive Compensation	AGAINST

The details of each proposal are set forth below.

Proposal 1 — Election of Directors

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until the next annual meeting of stockholders and until their successors are elected and qualified. Upon recommendation of the Governance and Nominating Committee, the Board has nominated all of the current directors, as listed below, for election at the annual meeting.

James W. Breyer	Donald J. Carty
Michael S. Dell	William H. Gray, III
Judy C. Lewent	Thomas W. Luce, III
Klaus S. Luft	Alex J. Mandl
Shantanu Narayen	Sam Nunn
H. Ross Perot, Jr.

Biographical and qualification information about each of the nominees is included under “Director Qualifications and Information” below.

The Board recommends a vote “FOR” all nominees.

Mr. Narayen was appointed to the Dell Board in September 2009 upon the recommendation of a third party search firm and Mr. Perot, Jr., was appointed to the Board in December 2009 upon the recommendation of Mr. Luce and Mr. Dell.

If a nominee becomes unable or unwilling to accept nomination or election, the Board may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to Dell’s Bylaws, each of the above-named nominees will be elected to the Board if he or she receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the election of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under Dell’s Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, the nominee will be required to submit his or her resignation. Any tendered resignation will be evaluated by the remaining independent directors. In determining whether to accept or reject the resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote. If no nominees receive the requisite majority vote at the meeting, the incumbent Board will nominate a new slate of nominees and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the stockholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified. The foregoing provisions apply to elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

Director Qualifications and Information

Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of Dell’s stockholders. The following are qualifications, experience and skills for Board members which are important to Dell’s business and its future:

•	Leadership Experience — Dell seeks directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the company. They have experience in identifying and developing the current and future leaders of the company. The relevant leadership experience Dell seeks includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.
•	Finance Experience — Dell believes that all directors should possess an understanding of finance and related reporting processes. Dell also seeks directors who qualify as “audit committee financial experts,” as defined in rules of the Securities and Exchange Commission, for service on the Audit Committee.
•	Industry Experience — Dell seeks directors who have relevant industry experience. Dell values experience in Dell’s high priority growth areas, including new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, and existing and new technologies; deep or unique understanding of the company’s business environments; and experience with, exposure to, or reputation among a broad subset of Dell’s customer base.
•	Government Experience — Dell’s customers include government, educational institutions and law enforcement agencies, and Dell is subject to regulatory requirements. Accordingly, Dell seeks directors who have experience in the legislative, judicial or regulatory branches of government.

Set forth below is current biographical information about the persons who will make up the Board following the meeting, assuming election of the nominees named above, and the qualifications, experience and skills the Board considered in determining that each such person should serve as a director.

James W. Breyer Age: 48 Director since April 2009 Board committees: • Leadership Development and Compensation (Chair) • Finance	Mr. Breyer joined Accel Partners (an investment firm) in Palo Alto, California in 1985 and is currently a Partner. Mr. Breyer has been an investor in over thirty consumer Internet, media, and technology companies that have completed public offerings or successful mergers. Mr. Breyer is currently on the board of directors of Wal-Mart Stores, Inc., where he is the presiding director. From June 2006 to December 2009, he was on the board of Marvel Entertainment Inc. and from October 1995 until June 2008, he served on the board of Real Networks Inc. Mr. Breyer also serves on the boards of several private companies.

Director Qualifications
     •  Leadership Experience — Partner at Accel
        Partners and presiding director at Wal-Mart
        Stores, Inc.
     •  Industry Experience — Knowledge of the
        technology industry, new and existing
technologies, and growth strategies

Donald J. Carty Age: 63 Director since December 1992 No Board committees	Mr. Carty is the former Vice Chairman and Chief Financial Officer of Dell, having held that office from January 2007 until June 2008. In that role, he was responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and corporate audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Corporation, AMR Airline Group and American Airlines from 1978 to 1985 and from 1987 to 1999, including Chief Financial Officer of AMR Corporation and American Airlines Inc. from October 1989 until March 1995. Mr. Carty was President and Chief Executive Officer of Canadian Pacific Air Lines, known as CP Air, in Canada from 1985 to 1987. After his retirement from AMR and American Airlines Inc. in 2003, Mr. Carty was engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is also a director of Barrick Gold Corporation, Hawaiian Holdings Inc., Gluskin Sheff and Associates, and Talisman Energy Inc. Additionally, Mr. Carty was a member of the board of directors of CHC Helicopter Corp. from November 2004 until September 2008, of Solution Inc., Ltd. from July 2004 until January 2007, of Sears Holding Corp. from May 2001 until May 2007 and of Placer Dome Inc. from April 2005 until March 2006.

Director Qualifications
     •  Leadership Experience — CFO of Dell; CEO and
        CFO of AMR Corporation and American Airlines;
        President and CEO of CP Air
     •  Finance Experience — CFO of Dell and AMR
        Corporation and American Airlines
     •  Industry Experience — CFO of Dell with
knowledge of Dell’s operating environment

Michael S. Dell Age: 45 Director since May 1984 No Board committees	Mr. Dell currently serves as Dell’s Chairman of the Board and Chief Executive Officer. He has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the foundation board of the World Economic Forum, serves on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also sits on the governing board of the Indian School of Business in Hyderabad, India.

Director Qualifications • Leadership Experience — Founder, Chairman and CEO of Dell • Industry Experience — Knowledge of new and existing technologies, Dell’s industry and Dell’s customers

William H. Gray, III Age: 68 Director since November 2000 Board committees: • Governance and Nominating (Chair) • Leadership Development and Compensation	Mr. Gray is co-Chairman of GrayLoeffler L.L.C. (a consulting and advisory firm), a position he has held since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., and Pfizer Inc. Additionally, from June 2000 to January 2010, Mr. Gray was a director of Visteon Corporation.

Director Qualifications
     •  Leadership Experience — President and CEO of
        the College Fund/UNCF; member of the United
        States House of Representatives; co-
        Chairman of GrayLoeffler L.L.C.
     •  Government Experience — Member of the
United States House of Representatives

Judy C. Lewent Age: 61 Director since May 2001 Board committees: • Audit • Finance (Chair)	Until September 2007, Ms. Lewent served as the Executive Vice President and Chief Financial Officer of Merck & Co., Inc., a health care company. She served as Chief Financial Officer of Merck starting in 1990 and also held various other financial and management positions after joining Merck in 1980. Ms. Lewent is also a director of Thermo Fisher Scientific Inc. Additionally Ms. Lewent served on the board of Motorola Inc. from 1995 until May 2010. Ms. Lewent is a trustee and the chairperson of the audit committee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation and a member of the American Academy of Arts and Sciences.

Director Qualifications
     •  Leadership Experience — Executive Vice
        President and CFO of Merck & Co., Inc.
     •  Finance Experience — CFO of Merck & Co., Inc.
     •  Industry Experience — Knowledge of the health
care customer segment

Thomas W. Luce, III Age: 69 Director from November 1991 - September 2005 and September 2006 - present Board committees: • Governance and Nominating	Mr. Luce currently serves as President, Chief Executive Officer, and Director of the National Math and Science Initiative, a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. He served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005, until his resignation on September 1, 2006. From 1997 until 2005, Mr. Luce was a partner of the business advisory firm Luce & Williams, Ltd. Mr. Luce was a founding partner and managing partner of the law firm of Hughes & Luce, LLP from 1973 until his retirement from the firm in 1997, and was Of Counsel with that law firm until December 2003.

Director Qualifications
     •  Leadership Experience — Founding and
        managing partner of Hughes & Luce, LLP;
        President and CEO and Director of the National
        Math and Science Initiative
     •  Government Experience — United States
        Assistant Secretary of Education for Planning,
Evaluation and Policy Development

Klaus S. Luft Age: 68 Director since March 1995 Board committees: • Audit	Mr. Luft is the founder and Chairman of the supervisory board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. Since August 1990, Mr. Luft has served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. From May 2006 to July 2007, Mr. Luft served on the board of Assurances Generales de France, known as AGF, a French insurance company. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Director Qualifications
     •  Leadership Experience — Chairman of the
        supervisory board of Artedona AG; Vice
        Chairman of Goldman Sachs Europe Limited;
        Chief Executive Officer of Nixdorf Computer AG
     •  Industry Experience — Knowledge of technology
        marketing, manufacturing, and international
markets

Alex J. Mandl Age: 66 Director since November 1997 Board committees: • Audit (Chair) • Governance and Nominating	Mr. Mandl is currently the non-Executive Chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the board of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is also a board member of Hewitt Associates, Inc., Horizon Lines, Inc. and Visteon Corporation.

Director Qualifications
     •  Leadership Experience — Non-Executive
        (formerly Executive) Chairman of Gemalto N.V.;
        Director, President and CEO of Gemplus;
        Principal of ASM Investments; Chairman and
        CEO of Teligent; President, COO, and CFO of
        AT&T; Chairman and CEO of Sea-Land Services Inc.
     •  Finance Experience — CFO of AT&T
     •  Industry Experience — Experience as a leader of
        global technology companies; knowledge of
emerging technologies

Shantanu Narayen Age: 47 Director since September 2009 Board committees: • Leadership Development and Compensation	Mr. Narayen is President and Chief Executive Officer of Adobe Systems Incorporated, a software company. Prior to his appointment as CEO in December of 2007, Mr. Narayen was Adobe’s President and Chief Operating Officer from January 2005 until December 2007. Previously, he held key product research and development positions within Adobe, including Executive Vice President of Worldwide Products, Senior Vice President of Worldwide Product Development, and Vice President and General Manager of the Engineering Technology Group. Before joining Adobe in 1998, he was a co-founder of Pictra, Inc., an early pioneer of digital photo sharing over the Internet. Prior to that, he served as director of desktop and collaboration products at Silicon Graphics, Inc. and held various senior management positions at Apple Computer, Inc. Mr. Narayen also serves on the advisory board of the Haas School of Business of the University of California, Berkley and is president of the board of the Adobe Foundation, which funds philanthropic initiatives around the world.

Director Qualifications
     •  Leadership Experience — President and CEO of
        Adobe Systems Incorporated
     •  Industry Experience — Knowledge of the
        technology industry, new and existing
        technologies, software, and product
development

Sam Nunn (Presiding Director) Age: 71 Director since December 1999 Board committees: • Finance • Leadership Development and Compensation	Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn also serves as a director of Chevron Corporation, The Coca-Cola Company and General Electric Company. From October 1999 to October 20, 2006, Mr. Nunn served on the board of Internet Security Systems, Inc. and from February 1997 to February 2006, he served on the board of Scientific-Atlanta, Inc.

Director Qualifications
     •  Leadership Experience — CEO of the Nuclear
        Threat Initiative; partner of King & Spalding;
        extensive experience as a director of global
        companies in technology, energy and
        consumer products
     •  Finance Experience — Served on the audit
        committees of Dell and Scientific Atlanta, Inc.
     •  Industry Experience — Experience as a director
        of global companies in technology, energy and
        consumer products
• Government Experience — United States Senator

Ross Perot, Jr. Age: 51 Director since December 2009 Board committees: • Governance and Nominating	Mr. Perot is currently chairman of Hillwood Development Company, a real estate development company, which he founded in 1988. Mr. Perot served as the Chairman of the Board of Perot Systems Corporation from September 2004 until its acquisition by Dell on November 3, 2009. Mr. Perot also served as a director of Perot Systems from June 1988 until November 3, 2009, and as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004. Mr. Perot served in the United States Air Force for eight and a half years. He currently serves on the board of the EastWest Institute, Business Executives for National Security, the Governor’s Business Council and the World Affairs Council.

Director Qualifications
     •  Leadership Experience — Chairman of the Board
        and CEO of Perot Systems; Chairman of
        Hillwood Development Company
     •  Industry Experience — Knowledge of data center
        solutions and IT, strategy and enterprise
consulting

Corporate Governance

Corporate Governance Principles — The Board believes that adherence to sound corporate governance policies and practices is important in ensuring that our company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Board maintains Corporate Governance Principles intended to reflect core values that provide the foundation for our governance and management systems and our interactions with others. A copy of those principles can be found on our website at www.dell.com/corporategovernance.

Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments. Under the Marketplace Rules of the NASDAQ Stock Market, on which Dell’s common stock is listed, at least a majority of Dell’s directors must qualify as “independent” within the meaning of the Marketplace Rules. Under Dell’s Corporate Governance Principles, Dell requires at least 60% of the directors to meet Dell’s standards for director independence.

The Board’s determination that a director is independent is made on the basis of the standards set forth in our Corporate Governance Principles, which incorporate the director independence standards of the NASDAQ Marketplace Rules. Dell’s Corporate Governance Principles identify certain relationships which will not, in and of themselves, preclude a determination that a director qualifies as independent. The Board may conclude, upon consideration of the relevant facts and circumstances, that a director is independent even if an applicable threshold specified in such relationships is exceeded in a particular case.

The following summarizes the Board’s determinations with respect to each director’s independence, including any transactions, relationships or arrangements not discussed under “Additional Information — Certain Relationships and Related Transactions” considered by the Board in its independence determinations.

DIRECTOR INDEPENDENCE

Director	Status

Mr. Breyer	Independent[a]
Mr. Carty	Not Independent[b]
Mr. Dell	Not independent[c]
Mr. Gray	Independent
Ms. Lewent	Independent
Mr. Luce	Independent[d]
Mr. Luft	Independent[e]
Mr. Mandl	Independent
Mr. Narayen	Independent[f]
Mr. Nunn	Independent
Mr. Perot, Jr.	Independent[g]

a —	Mr. Breyer serves as a partner of Accel Partners. Dell has made investments as a limited partner in the Accel Internet Fund III L.P. (in October 1999) and the Accel Internet Fund IV L.P. (in May 2001). Additionally, Michael Dell, through his investment company MSD Capital, made an investment as a limited partner in the Accel Internet Fund III L.P. in

October 1999. In determining that this relationship does not preclude treatment of Mr. Breyer as an independent director, the Board considered, among various factors, that the investments were made long before Mr. Breyer’s appointment to the Board.

b —	Until June 2008, Mr. Carty served as Dell’s Vice Chairman and Chief Financial Officer. Mr. Carty will be eligible for consideration as an independent director after June 2011.

c —	Mr. Dell serves as Dell’s Chairman of the Board and Chief Executive Officer.

d —	Mr. Luce serves as the President and Chief Executive Officer and a director of the National Math and Science Initiative (“NMSI”), a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. The Michael and Susan Dell Foundation donated $3,750,000 to NMSI in Fiscal 2010. In determining that this relationship does not preclude treatment of Mr. Luce as an independent director, the Board considered, in addition to the small size of the contribution in relation to NMSI’s total expected funding, that (a) NMSI’s charitable purposes are within the historical philanthropic focus of The Michael and Susan Dell Foundation, and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

e —	Mr. Luft serves as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. During Fiscal 2010, Dell was a supplier of services and products to Goldman Sachs and purchased banking services from Goldman Sachs. In determining that this relationship did not preclude treatment of Mr. Luft as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of the revenues of each company in its most recent fiscal year.

f —	Mr. Narayen is President and Chief Executive Officer of Adobe Systems Incorporated. During Fiscal 2010, Dell was a supplier of services and products to Adobe and purchased software services and products from Adobe. In determining that this relationship did not preclude treatment of Mr. Narayen as an independent director, the Board considered that the transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 1% of the revenues of each company in its most recent fiscal year.

g —	Mr. Perot, Jr., is the former Chairman of Perot Systems Corporation, which Dell acquired in November 2009. Mr. Perot, Jr. joined the Dell Board on December 3, 2009. In evaluating Mr. Perot’s independence, the Board considered payments received by Perot Systems, after its acquisition by Dell, from Mr. Perot or an entity owned or controlled by Mr. Perot for the purchase of IT services, and payments made to Mr. Perot or an entity owned or controlled by Mr. Perot for the purchase of tickets to sporting or other events. In determining that these relationships did not preclude treatment of Mr. Perot as an independent director, the Board considered that (a) the related arrangements were entered into prior to Dell’s acquisition of Perot Systems and (b) the amounts of the payments were immaterial to both parties.

The Board will continue to monitor the standards for director independence established under applicable law or the NASDAQ Marketplace Rules and will ensure that Dell’s Corporate Governance Principles continue to be consistent with those standards.

Board Leadership Structure — Dell’s Bylaws provide that the Chairman of the Board shall preside over meetings of the Board of Directors. The Chief Executive Officer has management responsibility for the business and affairs of the company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. Dell. The company also has an independent Presiding Director elected by the majority of independent directors during an executive session. The Presiding Director has broad authority and responsibility to: (1) chair executive sessions of the independent directors; (2) confer with the members of the Board on meeting agendas; (3) advise on and, with the Chairman, set the agendas for Board meetings; (4) provide feedback to the Governance and Nominating Committee on the selection of committee chairs; (5) monitor and oversee corporate governance initiatives; (6) act as Chairman if Mr. Dell should have a conflict of interest; and (7) perform such other roles as are assigned by the Governance and Nominating Committee or the full Board of Directors.

In addition, Dell’s corporate governance policies contain several features which the company believes will ensure that the Board maintains effective and independent oversight of management, including the following:

•	Executive sessions without management and non-independent directors present are a standing agenda item. Executive sessions of the independent directors are held at any time requested by an independent director and, in any event, are held during at least 60% of regularly scheduled Board meetings. The Presiding Director sets the agenda for executive sessions, the principal focus of which is on whether management is performing its responsibilities in a manner consistent with the direction of the Board.

•	The Board regularly meets in executive session with Mr. Dell without other members of management present.
•	All Board committee members are independent directors. The committee chairs have authority to hold executive sessions without management and non-independent directors present.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer, an independent Presiding Director, and independent directors as chairs and members of each committee, is in the best interests of the company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for Dell given Mr. Dell’s in-depth knowledge of Dell’s business and industry, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers. As Chief Executive Officer, Mr. Dell is intimately involved in the day-to-day operations of the company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes an independent Presiding Director and exercise of key Board oversight responsibilities by independent directors provides an effective balance for the management of the company in the best interests of Dell’s stockholders.

Board Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above with the directors’ biographical information.

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to the integrity of Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process, Dell’s compliance with legal requirements and the compliance of Dell’s directors and executive officers with the Code of Conduct. Its primary duties include appraising Dell’s financial reporting activities and the accounting standards and principles followed; reviewing the scope and adequacy of Dell’s internal and financial controls; reviewing the plans, activities and resources of the internal audit function; and reviewing the scope and results of the audit plans of Dell’s independent and internal auditors. The Audit Committee also selects, engages, compensates and oversees the independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and NASDAQ Marketplace Rules. The Board has determined that each Audit Committee member meets the NASDAQ “financial literacy” requirement and that Mr. Mandl and Ms. Lewent are “audit committee financial experts” within the meaning of the current rules of the Securities and Exchange Commission.

•	Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to our other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for Dell’s other employees; and administers Dell’s stock-based compensation plans. The Leadership Development and Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.

Subject to applicable legal requirements, the Leadership Development and Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in Fiscal 2010.

The Leadership Development and Compensation Committee did not engage a consultant during Fiscal 2010 for assistance in determining or recommending the amount or form of executive or director compensation.

Dell’s Chief Executive Officer provides the Leadership Development and Compensation Committee with (1) recommendations on the total compensation opportunities for all other executive officers, (2) input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the annual incentive bonus plan, (3) input with respect to the composition of Dell’s peer group used for competitive comparisons, and (4) input on the performance goals used to assess Dell’s financial performance under the annual incentive bonus plan.

The Leadership Development and Compensation Committee has delegated to Mr. Dell authority to approve certain stock grants to non-executive officers. The committee has also delegated to specified executive officers the authority to approve new hire stock grants for non-Vice Presidents that exceed new hire award guidelines established by the committee. Dell is required to provide the committee, on a periodic basis, information about the equity awards approved by Mr. Dell or the executive officers under the scope of their delegated authority.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities. The Finance Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes, reviewing and approving ethics and compliance policies, and monitoring the independence of members of the Board; reviews, approves, disapproves or ratifies transactions between related persons which are required to be disclosed under rules of the Securities and Exchange Commission; selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board; makes recommendations regarding the structure and membership of the Board committees; and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, Dell’s sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles.

The Governance and Nominating Committee’s policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, are set forth in “Additional Information — Director Nomination Process” below.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of Dell’s Corporate Governance Principles. A copy of each charter can be found on Dell’s website at www.dell.com/corporategovernance.

Board Risk Oversight — The Board oversees and maintains Dell’s governance and compliance processes and procedures to promote the conduct of Dell’s business in accordance with applicable laws and regulations and with the highest standards of responsibility, ethics and integrity. As part of its oversight responsibility, the Board is responsible for the oversight of risks facing the company and seeks to provide guidance with respect to the management and mitigation of those risks. An analysis of strategic and operational risks is presented to the Board in reports submitted by the Chief Executive Officer, the Chief Financial Officer and the General Counsel, as well as by other members of Dell’s senior management who regularly appear before the Board to provide detailed overviews of the businesses they oversee. In addition, at least once each year, each member of the Board meets with the management of the business segment of the director’s choice to review in detail that segment’s operations, customer set, strategies and risks. Directors also have complete and open access to all Dell employees and are free to, and do, communicate directly with management.

The Board also delegates specific areas of risk to the committees of the Board:

•	The Audit Committee is responsible for the oversight of risk policies and processes relating to Dell’s financial statements and financial reporting processes. The Audit Committee reviews and discusses with management, the independent auditor and the Vice President of Corporate Audit significant risks and exposures to Dell and the steps management has taken or plans to take to minimize or manage such risks. The Audit Committee meets in executive session with each of the Chief Financial Officer, the Chief Accounting Officer, the Vice President of Corporate Audit, the Vice President for Ethics and Compliance and Dell’s independent auditor at each regular meeting of the Audit Committee.

•	The Finance Committee is responsible for reviewing and approving the plans and strategies with respect to corporate finance, capital transactions, and other transactions involving financial risks.
•	The Leadership Development and Compensation Committee monitors the risks associated with succession planning and development as well as compensation plans, including evaluating the effect Dell’s compensation plans may have on risk decisions.
•	The Governance and Nominating Committee monitors the risks related to Dell’s governance structure and process.

Each of the committee chairs reports to the full Board at its regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.

While the Board is responsible for risk oversight, management is responsible for risk management. Dell maintains an effective internal controls environment and has processes to identify and manage risk, including an Executive Risk Steering Committee. This committee has adopted a Risk and Controls Framework and has oversight of the various risk assessment and monitoring and controls processes across the company, including an annual risk assessment process which supports the annual internal audit plan. Dell also maintains and enforces a Code of Conduct, an Accounting Code of Conduct, an ethics and compliance program, a comprehensive internal audit process, and approved quality standards.

Meetings and Attendance — During Fiscal 2010, the full Board met 8 times, the Audit Committee met 8 times, the Leadership Development and Compensation Committee met 7 times, the Finance Committee met 7 times, and the Governance and Nominating Committee met 3 times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served during the period in which they served.

It is Dell’s policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into the Corporate Governance Principles. All directors then serving on the Board attended last year’s annual meeting, with the exception of Ms. Lewent.

Communicating with Directors — Stockholders may send communications to the Board as a whole, the independent directors as a group, any Board committee, the Presiding Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell is the only member of the Board who is also a Dell employee, and he does not receive any additional compensation for serving on the Board. This section describes the Fiscal 2010 compensation of our non-employee directors.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which, during Fiscal 2010, was $75,000. The chair of the Audit Committee receives an additional annual retainer of $20,000; the chair of each of the other Board committees receives an additional annual retainer of $15,000; and the Presiding Director receives an additional annual retainer of $15,000 if he or she is not the chair of a Board committee. Each director can receive the retainer in cash, defer all or a portion of the retainer into a deferred compensation plan, or receive fair market value stock options or restricted stock units in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or restricted stock units received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is prorated based on the remaining number of Board meetings during the year (ending at the annual meeting of stockholders) and is payable at the first Board meeting attended by the new director (“New Director Retainer”).

Option and Stock Unit Awards — The non-employee directors are also eligible for stock option and restricted stock unit awards. The number of options and units awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (a) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of common stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (b) the exercise price of any option cannot be less than the fair market value of the common stock on the date of grant, and (c) no option can become exercisable, and no restricted stock unit can become transferable, earlier than six months from the date of grant.

Option and restricted stock unit awards are granted at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. New members appointed by the Board receive a director grant (“New Director Award”) that, prior to Fiscal 2011, was equal to two times the director annual long-term incentive award, and, effective beginning in Fiscal 2011, is equal to the director annual long-term incentive award prorated based on the remaining number of Board meetings during the year (ending at the annual meeting of stockholders).

Computer Hardware and Technical Support — Dell provides directors personal computers for their use both as a director and for personal use. Dell will also from time to time provide personal technical support to directors.

Other Benefits — Dell reimburses directors for their reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors.

Indemnification — Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Director Compensation During Fiscal 2010 — The following table sets forth the compensation paid to the non-employee directors in Fiscal 2010.

DIRECTOR COMPENSATION IN FISCAL 2010

	Fees Earned
	or		Stock	Options	All Other
Name	Paid in Cash		Awards[a]	Awards	Compensation[b]	Total

Mr. Breyer	$102,500	[c]	$599,998	—	$1,946	$704,444
Mr. Carty	75,000		199,996	—	1,946	276,942
Mr. Gray	90,000		199,996	—	1,946	291,942
Ms. Lewent	90,000	[c]	199,996	—	2,177	292,173
Mr. Luce	75,000		199,996	—	1,946	276,942
Mr. Luft	75,000		199,996	—	1,946	276,942
Mr. Mandl	95,000		199,996	—	1,946	296,942
Mr. Narayen	50,000		400,301	—	1,946	452,247
Mr. Nunn	75,000	[c]	199,996	—	1,946	276,942
Mr. Perot, Jr.	50,000		400,301	—	—	450,301

a —	Represents the total grant date fair value, computed in accordance with FASB ASC Topic 718, of grants of restricted stock units made during Fiscal 2010. The following table sets forth the number of shares covered by awards made in Fiscal 2010. The grant date fair value of individual grants is included in the table below.

	Annual		New Director
	Restricted		Restricted
	Stock Unit	Grant Date	Stock Unit	Grant Date
Name	Award	Fair Value	Award	Fair Value

Mr. Breyer	15,785	$199,996	33,501	$400,002
Mr. Carty	15,785	199,996	—	—
Mr. Gray	15,785	199,996		—
Ms. Lewent	15,785	199,996		—
Mr. Luce	15,785	199,996		—
Mr. Luft	15,785	199,996		—
Mr. Mandl	15,785	199,996		—
Mr. Narayen	—	—	29,718	400,301
Mr. Nunn	15,785	199,996		—
Mr. Perot, Jr.	—	—	29,718	400,301

The annual awards were granted on July 17, 2009, the date of the first Board meeting following last year’s annual meeting of stockholders. The New Director Awards were made on the date each new director attended his first Board meeting (June 2, 2009, for Mr. Breyer and December 3, 2009, for Mr. Narayen and Mr. Perot, Jr.)

The restricted stock units included in the Annual Restricted Stock Unit Award and New Director Restricted Stock Unit Award columns vest ratably over three years, so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability) is forfeited. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability.

The following table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2010.

	Restricted
	Stock/Restricted
Name	Stock Units	Stock Options

Mr. Breyer	49,286	—
Mr. Carty	43,241	566,845
Mr. Gray	26,065	83,375
Ms. Lewent	26,065	157,669
Mr. Luce	26,450	35,535
Mr. Luft	26,065	122,711
Mr. Mandl	26,065	123,651
Mr. Narayen	29,718	—
Mr. Nunn	26,065	200,308
Mr. Perot, Jr.	29,718	—

The information for Mr. Carty reflects 20,000 restricted stock units and 455,245 stock options he was awarded in his capacity as Vice Chairman and Chief Financial Officer in Fiscal 2007 and 2008.

b —	Represents the expense to Dell for providing notebook computers ($1,946) to each of the non-employee directors and personal technical support ($231) for Ms. Lewent.

c —	Elected to receive either restricted stock units or nonqualified stock options in lieu of all or a portion of their cash retainer.

Mr. Breyer elected to convert his New Director Retainer ($12,500), payable on June 2, 2009, and a portion of his Annual Retainer ($75,000), payable on July 17, 2009, into restricted stock units and Ms. Lewent elected to convert a portion of her Annual Retainer ($45,000), payable on July 17, 2009, into restricted stock units. These restricted stock units were fully vested at grant, but may not be sold or transferred for six months following the grant. The number of shares was determined by dividing the foregone retainer amount by the fair market value of Dell common stock on the date of grant ($12.67 for the Restricted Stock Units in Lieu of Annual Retainer and $11.94 for the Restricted Stock Units in Lieu of New Director Retainer).

Mr. Nunn elected to convert his annual retainer ($75,000), payable on July 17, 2010, into nonqualified stock options. This option award vests immediately and becomes exercisable ratably over 5 years. The options expire 10 years from the date of grant. The number of options was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the fair market value of the common stock on the date of grant ($12.67).

The following table sets forth the number of restricted stock units and options, as well as the grant date fair value of individual awards, of the Fiscal 2010 grants. The grant date fair values of these awards are not included in the Equity Awards columns of the above table because the foregone cash amounts are included in the Fees Earned or Paid in Cash column.

	Restricted				Restricted
	Stock Units in		Stock Options		Stock Units in
	Lieu of		in Lieu of		Lieu of New
	Annual	Grant Date	Annual	Grant Date	Director	Grant Date
Name	Retainer	Fair Value	Retainer	Fair Value	Retainer	Fair Value

Mr. Breyer	5,919	$74,994	—	—	1,047	$12,501
Ms. Lewent	3,552	45,004	—	—	—	—
Mr. Nunn	—	—	17,759	$82,605	—	—

Proposal 2 — Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2011, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require Dell’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate.

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2011.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

PricewaterhouseCoopers LLP is a registered independent public accounting firm and has been Dell’s independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to conduct an integrated audit of the financial statements and internal control over financial reporting, Dell engages the firm from time to time to perform other services. The following table sets forth all fees incurred in connection with professional services rendered to Dell by PricewaterhouseCoopers LLP during each of the last two fiscal years.

AUDITOR FEES (in millions)

Fee Type	Fiscal 2010	Fiscal 2009

Audit Fees[a]	$16.4	$16.9
Audit-Related Fees[b]	0.5	0.5
Tax Fees[c]	0.4	0.3

Total	$17.3	$17.7

a —	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements, and for the statutory audits of international subsidiaries.

b —	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell’s financial statements, including the audits of Dell’s employee benefit plans, contract compliance reviews, and accounting research.

c —	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and tax return preparation for executives not in a financial reporting oversight role.

The Audit Committee has determined that the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2010 and Fiscal 2009 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by the company’s independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2011 and has also given its approval for up to one year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, the chairman of the Audit Committee or a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proposal 3 — Amendment of Certificate of Incorporation to Eliminate Supermajority Vote Provisions

In furtherance of Dell’s ongoing corporate governance initiatives, the Board has approved, and recommends that stockholders approve, amendments to Dell’s Certificate of Incorporation to eliminate the supermajority vote provisions in Articles Eighth and Ninth. The supermajority vote provisions require the affirmative vote of holders of at least 66 2/3% of Dell’s outstanding voting stock for the stockholders to alter, amend, adopt any provisions inconsistent with, or repeal specified provisions in the Certificate of Incorporation and Bylaws.

Following Dell’s 2009 annual meeting of stockholders, the Governance and Nominating Committee and the full Board engaged in a review of the merits of the supermajority vote provisions in Dell’s Certificate of Incorporation and Bylaws, taking into account a variety of perspectives. A stockholder proposal was presented in the proxy statement for last year’s annual meeting that requested the Board to take all steps necessary to eliminate from the Certificate of Incorporation and Bylaws all provisions that require more than a “simple majority vote” for stockholder approval of any matter. That proposal received a high level of support from Dell’s stockholders. The Board continues to believe that the supermajority vote provisions in the Certificate of Incorporation, which Dell’s stockholders approved at their 1991 annual meeting, provide protection against self-interested actions by one or more large stockholders and would encourage any person making an unsolicited bid for control of Dell to negotiate the terms of such a transaction with the Board. The Board recognizes, however, the growing sentiment of Dell’s stockholders, as expressed most recently at last year’s annual meeting, that the elimination of the supermajority vote provisions would increase the Board’s accountability to stockholders and increase the ability of stockholders to participate effectively in Dell’s corporate governance. In light of these considerations, and upon the recommendation of the Governance and Nominating Committee, the Board has determined that the elimination of the supermajority vote provisions would be in the best interests of Dell and its stockholders.

If the stockholders approve this proposal, the Board will approve an amendment to Dell’s Bylaws to eliminate the supermajority vote requirements in the Bylaws that conform to the supermajority vote provisions in the Certificate of Incorporation with respect to the required vote to amend certain provisions in the Bylaws. The supermajority vote provisions that would be eliminated as a result of these amendments to the Certificate of Incorporation and the related amendment to the Bylaws constitute all of the provisions in the Certificate of Incorporation and the Bylaws that require stockholder approval by more than the applicable majority vote prescribed or permitted by current Delaware corporation law.

If and when the amendments to the Certificate of Incorporation and Bylaws become effective, under current Delaware corporation law:

•	All future amendments to the Certificate of Incorporation, including amendments to provisions currently requiring approval by a supermajority vote, would require approval by the affirmative vote of holders of a majority of the outstanding voting stock; and
•	All future amendments to the Bylaws submitted for approval by stockholders, including amendments to provisions currently requiring approval by a supermajority vote, would require approval by the affirmative vote of holders of a majority of the stock entitled to vote on the amendments who are present or represented by proxy at a meeting of stockholders.

The Board recommends a vote “FOR” approval of the amendments to eliminate the supermajority vote provisions in the Certificate of Incorporation.

In accordance with Dell’s current Certificate of Incorporation and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 66 2/3% of the common stock issued and outstanding as of the record date for the annual meeting.

Summary of Proposed Amendments

The proposed amendments to Articles Eighth and Ninth of the Certificate of Incorporation are set forth in Appendix A to this Proxy Statement, with deletions indicated by strikeouts. The following description of the current supermajority vote requirements in Articles Eighth and Ninth and the proposed amendments to those Articles are qualified in their entirety by reference to the text set forth in Appendix A. Dell urges stockholders to review this text carefully.

Proposed Amendment to Article Eighth — If this proposal is approved, Article Eighth of the Certificate of Incorporation will be amended to eliminate the requirement for a supermajority vote in order for the stockholders to alter, amend, adopt any provision inconsistent with, or repeal Article Eighth. Article Eighth provides that any action required or permitted to be taken by Dell’s stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent in lieu of a meeting of stockholders. The implementation of the amendment would not modify or repeal the prohibition on stockholder action by written consent, which would remain in effect in accordance with its current terms.

Proposed Amendments to Article Ninth — If this proposal is approved, Article Ninth of the Certificate of Incorporation will be amended to eliminate provisions requiring a supermajority vote in order for the stockholders to alter, amend, adopt any provision inconsistent with, or repeal Article Ninth or any of the Bylaw provisions referred to in Article Ninth. The Bylaw provisions subject to the supermajority vote requirements of Article Ninth are summarized below:

•	Article II, Section 1: Place of stockholder meetings. This Bylaw provision provides for the location of annual and special meetings of stockholders.

•	Article II, Section 4: Special meetings of stockholders. This Bylaw provision prescribes the method for calling special meetings of stockholders.

•	Article II, Section 12: Stockholder action without meeting. This Bylaw provision, which conforms to the provision in Article Eighth of the Certificate of Incorporation, states that stockholder action may not be effected by any consent in writing by the stockholders.
•	Article III, Section 6: Special meetings of Board. This Bylaw provision establishes requirements for the calling of, and notice with respect to, special Board meetings.
•	Article III, Section 7: Removal of directors. This Bylaw provision, which conforms to the provision in Article Seventh of the Certificate of Incorporation, establishes requirements for stockholder action to remove directors.
•	Article III, Section 12: Nomination of directors; stockholder business at annual meetings. This Bylaw provision establishes advance notice requirements for stockholders to nominate candidates for election as directors at any annual or special meeting of stockholders or to present any other business for consideration at an annual meeting of stockholders.
•	Article IX: Amendment of Bylaws. This provision in Article IX of the Bylaws, which conforms to the provision in Article Ninth of the Certificate of Incorporation, states that the Board is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders, by the vote of a majority of the directors, except that no such adoption, amendment, or repeal will be valid with respect to Bylaw provisions which have been adopted, amended or repealed by the stockholders, and that Bylaws adopted or amended by the directors and any powers thereby conferred may be amended, altered or repealed by the stockholders. Article IX also provides that none of the Bylaw provisions identified above or any provision of Article IX may be amended, repealed, altered or added to by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without a 66 2/3% vote of the stockholders.

Neither the proposed amendments to the Certificate of Incorporation, nor the conforming Bylaw amendments described above which the Board will approve if the stockholders approve this proposal, would modify or repeal any of the provisions in the Bylaws summarized above, other than the supermajority vote provision in Article IX of the Bylaws.

Implementation of Proposed Amendments

If this proposal is approved, the proposed amendments to Articles Eighth and Ninth of the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State. Dell intends to make this filing promptly after the annual meeting.

In addition, if this proposal is implemented, the Board will approve an amendment to Article IX of Dell’s Bylaws promptly after the annual meeting to eliminate the last sentence thereof containing the supermajority vote requirements that conform to the supermajority vote provision in Article Ninth of the Certificate of Incorporation. The applicable provision of Article IX of the Bylaws that will be eliminated provides, consistent with Article Ninth of the Certificate of Incorporation, that stockholders may not alter, amend, adopt any provision inconsistent with, or repeal any of the Bylaw provisions summarized above without a supermajority vote. Upon approval by the Board, the Bylaw amendment will become effective at the same time as the amendments to the Certificate of Incorporation.

Stockholder Proposal 1 — Reimbursement of Proxy Expenses

The American Federation of State, County and Municipal Employees Pension Plan (the “AFSCME Pension Plan”), which has indicated that it beneficially owned 48,483 shares of Dell common stock at December 16, 2009, has requested that a proposal to amend Dell’s Bylaws to provide for the reimbursement of certain proxy expenses incurred in connection with a stockholder-proposed director nomination be presented for stockholder vote at an annual meeting. The proposal, along with the AFSCME Pension Plan’s supporting statement, is included verbatim below. The AFSCME Pension Plan’s request was submitted by Charles Jurgonis, Secretary of the AFSCME Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFSCME Pension Plan’s proposal and supporting statement. At last year’s annual meeting, AFSME Pension Plan submitted to stockholders substantially the same proposal, which received the affirmative vote of holders of 33.7% of the shares present or represented by proxy at that meeting.

The Board recommends a vote “AGAINST” the AFSCME Pension Plan’s proposal.

Approval of the AFSCME Pension Plan’s proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

The AFSCME Pension Plan Proposal and Supporting Statement

RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law and Article IX of the bylaws of Dell Inc., stockholders of Dell hereby amend the bylaws to add the following Section 13 to Article III:

“The Board of Directors shall, consistent with its fiduciary duties, cause the Corporation to reimburse a stockholder or group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s Board of Directors, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the Corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the Corporation in connection with such election.”

Supporting Statement

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies. Harvard Law School professor Lucian Bebchuck has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short-slates” — slates of director candidates that would not comprise a majority of the board, if elected — contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts — but not contests aimed at changing control by ousting a majority or more of the board — with success defined as the election of at least one member of the short slate.

The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.

We urge stockholders to vote for this proposal.

Dell’s Statement in Opposition

The AFSCME Pension Plan’s proposal would encourage proxy contests by requiring all of Dell’s stockholders to bear the expense of any one stockholder who seeks to elect candidates of its own choosing to the Board. The Board currently has the power to reimburse the proponent of a successful proxy contest for its expenses if the Board determines, in the exercise of its fiduciary duties, that the reimbursement is in the best interests of all stockholders and that the amounts reimbursed are reasonable. By providing for mandatory reimbursement of proxy expenses, the proposal seeks to impose upon Dell the obligation to pay for the campaigns of opposition candidates regardless of their fitness or suitability, and irrespective of whether they would advance Dell’s business interests.

The Governance and Nominating Committee of the Board of Directors has the responsibility to identify and nominate qualified director candidates to serve on Dell’s Board of Directors. The committee has a defined procedure for individuals to recommend director candidates, which can be found below under “Additional Information — Director Nomination Process.” This process gives stockholders an opportunity to recommend director candidates to the Board and have their qualifications properly reviewed by the Governance and Nominating Committee.

Candidates nominated by individual stockholders are not subject to the director qualification standards described under “Additional Information — Director Nomination Process,” and their nomination may not be in the best interests of Dell and its stockholders. The Board believes that stockholders should pay their own proxy expenses to promote their candidates. Individual stockholders may desire to pursue their own interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other Dell stockholders. The adoption of the AFSCME Pension Plan’s proposal could require Dell to fund a proxy contest of opposition candidates, regardless whether any or all of those candidates are qualified to serve as a director. The Board believes that this would not represent good corporate governance and would do little to further the interests of Dell or its stockholders.

Furthermore, with the implementation of the new Securities and Exchange Commission rule that allows proxy material to be furnished over the Internet, stockholders will be able to nominate competing directors without the necessity of incurring much of the printing and mailing expense previously required for such a contest.

For these reasons, the Board of Directors strongly urges Dell stockholders to vote “AGAINST” the AFSCME Pension Plan’s proposal regarding the reimbursement of proxy expenses.

Stockholder Proposal 2 — Advisory Vote on Executive Compensation

The AFL-CIO Reserve Fund (the “AFL-CIO Fund”), which has indicated that it beneficially owned 1,302 shares of Dell common stock at February 4, 2010, has requested that a proposal regarding an advisory vote on executive compensation be presented for stockholder vote at the annual meeting. The proposal, along with the AFL-CIO Fund’s supporting statement, is included verbatim below. The AFL-CIO Fund’s request was submitted by Daniel F. Pedrotty, Director of the Office of Investment of the American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFL-CIO Fund’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFL-CIO Fund’s proposal.

Approval of the AFL-CIO Fund’s proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal.

The AFL-CIO Fund Proposal and Supporting Statement

RESOLVED, that stockholders of Dell Inc. recommend that the Board of Directors (the “Board”) adopt a policy requiring that the proxy statement for each annual meeting contain a proposal submitted by and supported by the Board, seeking an advisory vote of shareholders to ratify the report of the Leadership Development and Compensation Committee and the senior executive compensation policies and practices described in the Compensation Discussion and Analysis section of the proxy statement.

The proposal submitted to stockholders should make clear that the vote is not binding and would not affect senior executive compensation that has been previously paid or awarded.

Supporting Statement

We believe that existing U.S. corporate governance standards do not give stockholders sufficient say on senior executive pay. In contrast, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. In our opinion, a non-binding annual advisory vote gives stockholders a clear voice that could help shape senior executive compensation.

RiskMetrics Group, a proxy voting service, generally supports proposals to give stockholders an advisory vote on senior executive compensation. In its analysis of such proposals at other companies, RiskMetrics Group stated that: RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.

U.S. stock exchange listing standards currently require stockholder approval of equity-based compensation plans; however those plans often only set broad parameters and give compensation committees wide latitude in making awards and establishing performance thresholds. We are concerned that stockholders do not have any voting mechanism to provide ongoing feedback on the application of those broad standards to individual pay packages.

Similarly, we are concerned that performance criteria that many companies submit for stockholder approval to take a tax deduction for executive compensation in excess of $1 million can be overly broad. We also believe that withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with senior executive compensation decisions in the previous year.

Accordingly, we urge the Board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could give the Board useful information about stockholders’ views on senior executive compensation, as reported each year, and would facilitate a constructive dialogue between stockholders and the Board.

We urge you to vote FOR this proposal.

Dell’s Statement in Opposition

Dell has a comprehensive, performance-based executive compensation program, emphasizing pay for performance in a competitive marketplace. In the section entitled “Executive Compensation” below, we have provided stockholders with complete information about our executive compensation programs, detailed disclosure regarding the amounts and types of compensation paid to our Named Executive Officers, and a comprehensive analysis of the objectives, practices and decision-making processes of our Leadership Development and Compensation Committee, which is composed entirely of independent directors. That committee, in establishing appropriate compensation plans and levels for Dell’s senior executives, seeks to reward both individual and company performance and takes into account the levels and forms of compensation necessary to recruit and retain talented executives.

It is widely expected that, within the year, Congress will pass new legislation requiring such a non-binding vote on executive compensation. Management believes it is in the best interest of Dell and its stockholders to await the legislation and not create our own policy only to possibly have to change the policy to match the new legislation.

Additionally, we actively engage our large stockholders on a full range of governance issues, including executive compensation, and we believe there are adequate means for all of our stockholders to advise management and the Board as a whole, the independent directors as a group, any Board committee, the Presiding Director or any other individual member of the Board of their views as described under “Proposal 1 — Election of Directors — Corporate Governance — Communicating with Directors.” Dell has instituted an investor relations blog, DellShares, and individual stockholders have the opportunity to ask questions of management at each annual meeting of stockholders. In all of these forums, stockholders can express any specific concerns they have regarding the management of the company, including concerns regarding executive compensation.

We believe that these methods of communication are much more effective for conveying stockholder opinions on our executive compensation than the backward-looking advisory vote suggested by the AFL-CIO Fund’s proposal. The advisory vote would not provide meaningful guidance, as the Leadership Development and Compensation Committee could not tell whether a disapproving advisory vote, if one should occur, would reflect concerns about the compensation of one or several executive officers, or all of them, or concerns about salary, bonus or equity awards, or concerns about the company’s overall compensation philosophy. It is likely, in fact, that stockholder approval or disapproval would be given for many different reasons and might reflect many different views, none of which would be communicated by the vote itself. If, in attempting to avoid a stockholder disapproval of our executive compensation practices, we are unable to maintain competitive compensation practices, we could be hampered in our ability to attract the talented executives we need and we could lose significant executive talent to other organizations.

Management believes in full and fair disclosure of the company’s compensation philosophy as well as the details of executive compensation, and makes every effort to encourage open communications with stockholders. In addition, the Board has adopted majority voting for the election of directors as well as a recoupment policy for executive compensation, as described under “Executive Compensation — Compensation Discussion and Analysis.” The proposal, if adopted, would not provide stockholders with any meaningful way to communicate specific concerns to the Board and would not accomplish its stated goals.

For these reasons, the Board strongly urges Dell stockholders to vote “AGAINST” the AFL-CIO Fund’s proposal regarding an advisory vote on executive compensation.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of Dell’s compensation philosophy, core principles and arrangements that are applicable to the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”).

Dell’s compensation program is designed to attract the best people from a competitive industry and differentiate rewards according to performance to create a culture of meritocracy. Consequently,

Dell believes that emphasis on long-term, performance-dependent pay motivates and rewards long-term value creation for Dell’s stockholders. Dell uses its compensation program to manage fixed costs while driving individual and company performance by placing greater emphasis on performance-based variable pay components without encouraging excessive risk taking.

The compensation program for the executive officers consists of base salary, annual incentive bonus, long-term incentives, benefits, and limited perquisites. It is designed to attract, reward, motivate, and retain high-quality talent and to provide appropriate cash and equity-based incentives for achieving Dell’s financial goals and strategic objectives. A substantial portion of executive officers’ pay is directly tied to Dell’s performance and, therefore, is at-risk.

Dell Strategy and the Economic Environment

Dell is focused on providing long-term value creation through the delivery of solutions that make technology more efficient, more accessible, and easy to use.

Dell seeks to grow revenue over the long-term while improving operating income and cash flow growth. During Fiscal 2010, Dell focused on improving its core business, shifting its portfolio to higher-margin and recurring revenue streams, and maintaining a balance of liquidity, profitability and growth. Dell has three primary components to its strategy:

•	Improve Core Business. — Dell seeks to profitably grow the desktop and mobility business and enhance the online buying experience and connections for its customers. Dell seeks to improve its competitiveness through cost savings initiatives, which are focused on improving design, supply-chain, logistics and operating expenses to adjust to the changing dynamics of the industry. Dell is also committed to simplifying its product offerings to eliminate complexity that does not generate customer value. Dell will continue to focus on product leadership. Additionally, Dell will continue to deepen its skill sets and relationships within each of its customer-centric business units with the goal of delivering best in class products and services globally.
•	Shift Portfolio to Higher-Margin and Recurring Revenue Streams — Dell is focused on expanding its customer solutions business by delivering solutions that are open, capable and affordable in the enterprise business, including servers, storage, services and software. The company’s view is that a large majority of the data centers and the server and storage opportunities now and in the future will compete on value, simplicity, and openness of data center solutions. These are the kind of solutions that Dell believes it is well positioned to provide. Dell believes that its installed customer base, access to customers of all sizes, and capabilities position it to achieve growth of its customer solutions business. Dell will invest to grow its business organically as well as inorganically through alliances and strategic acquisitions. Dell’s acquisition strategy targets businesses that it believes will expand its customer solutions business by delivering solutions in the enterprise business.
•	Balance Liquidity, Profitability, and Growth — Dell seeks to maintain a strong balance sheet with sufficient liquidity to provide it with the flexibility to respond quickly to changes in its dynamic industry. As Dell shifts its portfolio focus more to enterprise products and solutions, its financial flexibility will allow it to make longer term investments. Dell continues to manage all of its businesses with the goals of delivering operating income growth over the long-term and balancing this profitability with an appropriate level of long-term revenue growth.

Fiscal 2011 incentive plans will be designed to reward achievement of these same key strategic objectives while continuing to align executive officers with stockholders through a heavy focus on stock-based programs.

Executive Compensation Philosophy and Core Objectives

The Leadership Development and Compensation Committee (the “LDCC”) is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance and results for stockholders, while balancing risk. The LDCC seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that Dell can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	Providing compensation commensurate with the level of business performance achieved, ranging from above-average overall rewards for performance that exceeds that of peers to below-average compensation for below-average performance
•	Providing a total compensation opportunity that is competitive with similar high-tech and other large global companies that Dell competes with for talent
•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with a greater focus on performance-dependent short- and long-term incentives
•	Recognizing and rewarding the achievement of both corporate and individual performance goals
•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with stockholders

Dell’s compensation programs are designed to reward achievement of corporate priorities without establishing incentives that lead to excessive or inappropriate risk taking by employees. The specific principles, components and decisions used in Fiscal 2010 to manage the compensation of executive officers are discussed in more detail below.

Executive Officer Compensation

Process for Evaluating Chairman and Chief Executive Officer Performance

The LDCC discusses and makes all recommendations relating to the compensation of the Chairman and Chief Executive Officer in regular session without the Chairman and Chief Executive Officer present. In reviewing the compensation of the Chairman and Chief Executive Officer, the LDCC considers the performance of the company and his contribution to that performance. This assessment includes a holistic review of financial metrics such as revenue, operating income performance, and cash flow metrics as well as progress against strategic initiatives such as customer service, share growth, leadership, culture, ethics, integrity, and compensation of peer CEOs. Based on this review, the LDCC makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Process for and Results of Evaluating Executive Officer Compensation (other than the Chairman and Chief Executive Officer)

Process — When making individual compensation decisions for executive officers, the LDCC takes many factors into account, including the performance of the company; the performance of an executive officer’s business unit (if applicable); the recommendation of the Chairman and Chief Executive Officer; the individual’s performance and experience; the individual’s historical compensation; comparisons to other executive officers (both those of the company and those of Dell’s peer group); and any retention concerns.

Compensation Consultants — The charter of the LDCC authorizes the LDCC to engage independent consultants at any time at the expense of the company. The LDCC did not engage a consultant during Fiscal 2010 for the purpose of advising or recommending the amount or form of director or executive compensation. The LDCC periodically evaluates the need to engage independent consultants for specific requirements and did engage an independent consultant in Fiscal 2010 to perform a risk assessment of Dell’s compensation practices and policies.

Elements of the Total Compensation Package — The key elements of the compensation program for the executive officers are base salary, annual incentive bonus, long-term incentives, benefits and perquisites.

The chart below is representative of the target overall pay mix for our Named Executive Officers, excluding Mr. Dell, who has not received any long-term incentives since Fiscal 2005, both at his request and because the LDCC agrees that his extensive current stock holdings strongly align him with other stockholders and provide him sufficient motivation to drive long-term company stock price performance.

Target Pay Mix Chart

Pay Mix — Because executive officers are in a position to directly influence the overall performance of the company, and in alignment with a highly-leveraged pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. The level of performance-dependent pay varies for each executive based on level of responsibility, market practices, and internal equity considerations. Dell does not target a fixed mix of pay for individual executive positions, but instead strives to maintain the desired competitive position for each element of pay as described in the “Market Positioning” section below. The mix of actual pay delivered may vary dramatically from the chart above based on level of achievement of bonus and long-term incentive award objectives as well as company stock price performance.

Competitive Market Assessment — The LDCC annually reviews market compensation levels for executive officers at similar technology and other large global general industry companies to determine whether the compensation components for Dell’s executive officers remain in the targeted ranges described below under “Market Positioning.” Management collects and presents to the LDCC compensation data for the top five most highly-paid executive officers from a list of targeted comparable companies as well as data for all executive officers from published compensation surveys. These compensation surveys include data on technology and general industry pay practices for each executive position at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, and long-term incentive grant values for each of the executive officer positions relative to similar positions in the market.

The peer group for evaluating pay for the executive officers is based on those companies with which Dell competes for talent and companies similar in size, product mix and business results. The LDCC reviews and approves the peer group annually using an assessment of sales volumes, market capitalization, number of employees, product mix and business results. At the time of the peer group analysis, median annual revenue for the peer group was $40 billion and the median market capitalization was $46 billion. The peer group used to evaluate executive pay practices during Fiscal 2010 consisted of the following 26 companiesa:

• Accenture plc[b]	• Intel Corp.
• Adobe Systems Inc.[b]	• International Business Machines Corp.
• Apple Inc.	• Johnson & Johnson
• Applied Materials Inc.	• Microsoft Corp.
• Best Buy Co., Inc.	• Motorola, Inc.
• Boeing Company[b]	• Oracle Corp.
• Cisco Systems Inc.	• Procter & Gamble Co.
• Computer Sciences Corp.	• Target Corporation[b]
• EMC Corp.	• Texas Instruments Inc.
• General Electric Company	• United Technologies Corp.
• Hewlett Packard Co.	• Verizon Communications Inc.[b]
• Home Depot Inc.	• Wal-Mart Stores Inc.
• Honeywell International Inc.	• Xerox Corporation[b]

a —	Advanced Micro Devices, Citigroup, Electronic Data Systems, and Lexmark ceased to be a part of Dell’s peer group for Fiscal 2010 as a result of changes in their relative size or performance, or as a result of their acquisition by other companies.

b —	Represents companies added to the peer group during Fiscal 2010 on the basis of the selection criteria described above.

Market Positioning — The LDCC targets base salary and benefits at the median of competitive market practices and variable compensation opportunity (annual incentives and the grant value of long-term incentives) at the 75th percentile of the market for each component. The LDCC targets the 75th percentile of the peer group because it believes that the performance goals it establishes are aggressive and are significant challenges for management. The LDCC also believes that the 75th percentile opportunity level is justified because of the relative weighting of incentive or performance-based compensation to fixed compensation. In addition, the LDCC believes that above-average variable pay positioning attracts and retains the best executive talent in a highly competitive market. Furthermore, the LDCC believes that placing a higher emphasis on variable compensation controls fixed costs associated with base salary and benefits while simultaneously rewarding high performance through stretch performance objectives and meeting Dell’s recruitment and retention objectives. The actual target total compensation for each individual executive may be higher or lower than the targeted market position based on individual skills, experience, contribution, performance, internal equity, or other factors that the LDCC may take into account that are relevant to the individual executive. In addition, actual compensation results may be higher or lower than target based on corporate and individual performance.

Individual Compensation Components

Base Salary

Design — Dell’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to run the business. Base salaries generally are targeted at market median levels, although each executive officer may have a base salary above or below the median of the market based on the LDCC’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including any retention concerns, the individual’s historical compensation and internal equity considerations. In Fiscal 2010, the Named Executive Officer base salaries ranged from $585,000 to $950,000. During Fiscal 2010, the LDCC carefully considered the input and recommendations of Mr. Dell as Chairman and Chief Executive Officer when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results — Executive officer base salaries are generally at or slightly below the market median of Dell’s peers. However, as a result of the difficult market environment, none of Dell’s executive officers received salary increases during Fiscal 2010. To further cost management efforts and reflective of the continued challenging external market conditions, only one Named Executive Officer received a salary increase for Fiscal 2011, which was a result of a significant increase in responsibilities.

The table below describes the salaries and percentage of salary increase for the Named Executive Officers in Fiscal 2010 and 2011. Due to timing of the pay increases and other payroll processes, the actual salary paid can vary from the chart below. Information on amounts actually earned by the Named Executive Officers in Fiscal 2008, 2009 and 2010 can be found in the Summary Compensation Table below.

		Percentage		Percentage
	Fiscal 2009	Salary	Fiscal 2010	Salary	Fiscal 2011
Named Executive	Salary	Increase	Salary	Increase	Salary

Mr. Dell	$950,000	0%	$950,000	0%	$950,000
Mr. Gladden	700,000	0%	700,000	0%	700,000
Mr. Garriques	720,000	0%	720,000	0%	720,000
Mr. Altabef	N/A	N/A	675,000	0%	675,000
Mr. Felice	585,000	0%	585,000	20%	700,000

Annual Incentive Bonus

Design — The annual incentive bonus plan is designed to align executive officer pay with short-term financial results that yield long-term stockholder value. The plan provides a reward based on the achievement of a performance goal of positive consolidated net income and such other objective or subjective standards as the LDCC shall determine to be appropriate.

Annual incentives for Fiscal 2010 were established and paid to executive officers, other than Mr. Dell and Mr. Altabef, under the Executive Annual Incentive Bonus Plan (EIBP). For a description of Mr. Altabef’s annual incentive for Fiscal 2010, see “Perot Systems Corporation” below. The EIPB was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code. To qualify for tax deductibility under Section 162(m), the Board set the maximum payout for each Named Executive Officer for Fiscal 2010 at 0.10% of consolidated net income.

Within the 162(m) cap described above, the LDCC establishes a target incentive opportunity for each executive officer expressed as a percentage of base salary. These target award opportunities are established based on the competitive market positioning targets described in the “Market Positioning” section above as well as the company’s philosophy of increasing the proportion of pay at risk for those positions with the greatest impact on company results. Mr. Dell, the individual with the greatest overall responsibility for company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his annual cash compensation mix more heavily towards performance-based compensation. For each of the Named Executive Officers other than the Chairman and Chief Executive Officer, the LDCC deemed their potential impact on company results as equally significant. Fiscal 2010 target annual incentives for the Named Executive Officers were as follows:

Target Incentive as a
Named Executive	% of Base Salary

Mr. Dell	200%
Mr. Gladden	100%
Mr. Garriques	100%
Mr. Altabef[a]	100%
Mr. Felice	100%

a —	Mr. Altabef, formerly the Chief Executive Officer of Perot Systems Corporation, became an executive officer of Dell in November 2009 when Dell acquired that company. His incentive target for Fiscal 2010 was established by Perot Systems prior to its acquisition by Dell.

To arrive at a potential payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance and the achievement of individual performance goals. For Mr. Garriques and Mr. Felice, business unit performance was also a factor in the determination of bonus payouts. The corporate bonus and business unit bonus formulas are illustrated below. In determining the amount of the actual payout, the LDCC may consider the potential payout number produced by the formula and any other objective or subjective factors it deems appropriate.

Corporate Bonus Formulaa

a —	This formula applied to Mr. Gladden

Corporate Performance Target — At the end of the year, the LDCC evaluates company performance against specific financial and strategic performance targets set at the beginning of the year and modifies the bonus payout from 0% to 200% of the target (subject to the possible application of the other modifiers included in the formula). For Fiscal 2010, the single performance objective was Dell Adjusted Operating Income, which was included to measure absolute profitability of Dell’s operations. Adjusted Operating Income is not a financial measure prepared in accordance with United States generally accepted accounting principles (“GAAP”). As defined by Dell, “Adjusted Operating Income” is Dell’s externally reported operating income as adjusted to exclude costs relating to acquisitions, severance and facility actions. The LDCC selected Adjusted Operating Income as the single metric for overall corporate bonus funding because it aligned with the business strategy for Fiscal 2010. With heightened uncertainty in the external market environment going into Fiscal 2010, it was important to incentivize the executives to focus on preserving Adjusted Operating Income even as the external demand environment weakened considerably. The LDCC viewed this metric as the most critical driver of stockholder value creation for Fiscal 2010. This bonus metric was prorated within the ranges below based on the company’s internal performance goals, as follows:

	Threshold	Target	Maximum

Adjusted Operating Income	$2.0 billion	$3.4 billion	$4.5 billion
Corresponding Payout	50%	100%	200%

Business Unit Bonus Formulaa

a —	This formula applied to Mr. Garriques and Mr. Felice

Business Unit Performance — Each of Dell’s four business units was assigned a performance scorecard with combinations of business unit revenue, Adjusted Operating Income, cash flow metrics, relative unit growth (based on IDC data), and enterprise product revenue goals, if applicable. The metrics were selected for each business unit to reflect the role that each unit was expected to play in contributing to overall Dell results for Fiscal 2010. Each metric was assigned a specific goal for each business unit although there were not specific weightings associated with these measures. Overall performance modifiers ranging from 0% to 200% of target are assigned to each business unit based on a subjective assessment of business results relative to goals. The plan is designed such that the overall bonus pool is funded based on corporate operating income performance. This pool is allocated across business units based on relative performance against scorecard performance goals. Dell does not publicly disclose the business plans or goals of its business units because that information is considered confidential business information. Accordingly, the business unit performance goals are not disclosed because the goals are based on business plans that, if publicly disclosed, would provide competitors and other third parties with insights into Dell’s planning process and strategies. Disclosure of this information would significantly impair Dell’s ability to compete effectively in the marketplace. The LDCC believes that the performance targets are challenging based on Dell’s historical performance and industry and market conditions. Additionally, the performance targets are set at or above internally budgeted levels of performance for the applicable fiscal periods.

Individual Performance — The LDCC, with input from Mr. Dell, evaluates individual performance for the company’s executive officers using a mix of objective and subjective performance criteria, established at the beginning of the fiscal year. For Fiscal 2010, the following criteria were included:

•	Achieving financial targets for the business unit
•	Cost management
•	Strategic objectives related to each executive officer’s function or business unit
•	Leadership, including employee satisfaction and diversity
•	Ethics and compliance

The LDCC does not place specific weightings on the considered objectives noted above but assigns a subjective individual performance modifier ranging from 0% to 150% of the bonus award based on a holistic and subjective assessment of each individual executive officer’s performance against these criteria. To the extent an individual meets these objectives, a modifier of 100% is assigned. As performance falls short of or exceeds these criteria, payouts will fall below or above 100% subject to the 150% maximum. The LDCC believes that the performance objectives established for each of these individual performance criteria represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

Results — For Fiscal 2010, Dell achieved Adjusted Operating Income of $2.9 billion, which fell between the threshold and target performance objectives established for the year. Based on this level of performance, the LDCC approved a corporate bonus modifier of 77%, which resulted in a corporate funding modifier of 70% of target as well as a 10% high-performer pool. The purpose of the 10% high-performer pool is to fund additional bonus payouts to high performers and ensure strong individual modifier differentiation between high performers and moderate performers. Based on a subjective assessment of business unit performance against business scorecards, funding modifiers ranging from

56% to 80% of target were approved for each business unit. Business unit modifiers represented zero sum funding within the overall approved corporate funding modifier of 70%.

Individual modifiers and bonus amounts for the eligible Named Executive Officers are described below. In light of the challenging macro-economic environment, Mr. Dell requested that the Board approve no bonus payout for him for Fiscal 2010 and, although the Board felt that Mr. Dell’s individual performance throughout the year was strong, it granted his request.

			Business Unit	Bonus
Named Executive	Individual Modifier	Company Modifier	Modifier	Payout

Mr. Gladden	120%	70%	N/A	$588,000
Mr. Garriques	80%	70%	56%	342,720
Mr. Altabef[a]	120%	108%	N/A	386,080
Mr. Felice	120%	70%	75%	517,725

a —	Mr. Altabef’s bonus was calculated under the Perot Systems Fiscal 2009 bonus plan as described below and based on his eligible Dell earnings. Prior to Perot Systems’ acquisition by Dell, Mr. Altabef received $564,516 as a change-in-control payment under the Perot Systems Fiscal 2009 bonus plan.

Perot Systems Corporation — Mr. Altabef is the former Chief Executive Officer of Perot Systems Corporation and joined Dell in November 2009 as a result of Dell’s acquisition of Perot Systems. Mr. Altabef’s Fiscal 2010 bonus payout was calculated using the short-term incentive program adopted by Perot Systems and performance was evaluated using the data from the first three completed fiscal quarters of Perot Systems prior to the closing of the acquisition. In determining Perot Systems’ performance, Dell compared diluted earnings per share to target diluted earnings per share to make the initial bonus adjustment, then increased the result by 5% for each secondary factor that exceeded the specified range and decreased the result by 5% for each secondary factor that was less than the specified range. No adjustment was made for performance within the range for a secondary factor. As its secondary metrics, the incentive plan used revenue, free cash flow (a non-GAAP financial measure which was calculated by subtracting capital expenditures from operating cash flow), first year contract value of new contracts signed, and total contract value of new contracts signed. Performance was evaluated against specific performance targets set at the beginning of the year and those results modify the bonus payout to 0% to 300% of the target (subject to the possible application of the other modifiers included in the formula).

	Threshold	Target	Maximum

Earnings Per Share	$0.71	$0.95	$1.19
Bonus Modifier	20%	100%	300%

Perot achieved earnings per share of $0.97, which was above the target performance objective of $0.95. Based on this level of performance, the LDCC approved a primary bonus modifier of 108.33%. Two of the secondary metrics fell within the target range, one exceeded target and one fell below target, resulting in a 100% modifier for the secondary metric.

Mr. Altabef’s individual performance is judged primarily on Perot Systems Corporation’s overall performance against the corporate targets and his success in the continued development and execution of the business strategy, the quality of its services, the development of the workforce, succession planning, and his leadership in maintaining and promoting the business and culture. Mr. Ross Perot Jr., Perot Systems Corporation’s former Chairman and current Dell Board member, recommended, and the LDCC approved, Mr. Altabef’s individual modifier (120%) based on a subjective assessment of his individual performance against the above described factors.

Mr. Altabef received one additional month of incentive compensation ($73,123) to reflect a 13-month performance period as Dell’s fiscal year-end was January 29, 2010 compared to the Perot Systems Corporation’s fiscal year-end of December 31, 2009.

Mr. Altabef will begin participating in Dell EIBP, as described above, in Fiscal 2011.

Long-Term Incentives

Design — Long-term incentives are the most significant elements of total executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests while also serving as the primary tool for attraction and retention. Long-term incentive awards are delivered through a variety of stock and cash vehicles, described below, intended to meet these objectives.

•	Stock options
•	Performance-based restricted stock units (“PBUs”)
•	Restricted stock units (“RSUs”)
•	Long-term cash awards

Stock options align the interests of the executive officers with those of the stockholders by providing a return only if Dell’s stock price appreciates. PBUs are designed to reward participants for the achievement of financial objectives over the long term. PBUs are denominated in full shares of Dell’s common stock and thus the amount earned is also dependent on Dell’s stock price.

Dell typically grants RSUs as part of executive new-hire packages in order to buy out the approximate value of unvested long-term incentives at a previous employer.

Long-term cash awards may be granted to deliver a fixed amount of compensation occasionally necessary to make up long-term incentives or pension values foregone by executives when they join Dell. These awards have also been used periodically as an additional retention tool as needed to retain key individuals, including executive officers.

Dell currently maintains the following process relating to the granting of equity awards:

•	Options are granted at the closing price of Dell’s common stock on the date of grant
•	All equity grants to executive officers require the approval of the LDCC
•	In general, awards pursuant to Dell’s annual long-term incentive grant process are made on predetermined Board meeting dates, and new hire grants are made on the 15th day of the month following the month an individual commences employment
•	Dell does not backdate options or grant options or other equity awards retroactively
•	Dell does not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information

Fiscal 2010 Long-Term Incentive Awards — In awarding long-term incentives, the LDCC considers level of responsibility, prior experience and achievement of individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. In addition, the LDCC considers past grants to the executives, as well as current equity holdings. The objective is to provide executive officers (other than the Chairman and Chief Executive Officer) with above-average long-term incentive award opportunities targeted at the 75th percentile of peer practices for on-going, annual awards. The long-term incentive program is designed to provide for significant upside potential and downside risk, due to the fact that if Dell’s stockholder returns exceed industry norms, actual gains will exceed industry norms. Conversely, the actual value of the award may drop substantially when company goals are missed or stockholder returns underperform industry norms.

In Fiscal 2010, the LDCC established annual target long-term equity incentive opportunities (based on estimated value at grant and granted in combinations of stock options, PBUs and RSUs) for each eligible executive officer. Except for Mr. Garriques, who was not eligible to receive an annual stock option grant or PBU grant due to his special long-term incentive arrangement described below, Mr. Altabef, who was not yet a Dell employee, and Mr. Dell, who does not receive long-term incentives, the LDCC established the mix of Fiscal 2010 executive officer long-term incentive awards at 50% stock options and 50% PBUs. This mix was considered appropriate to balance the need to retain executive officers with the need to motivate financial and stock price performance and enhance their alignment with stockholders.

The executive officer’s individual grant value is determined by taking into consideration market data, individual and Dell performance, internal equity considerations, retention concerns and the expense of the grant. To determine the number of stock options an executive officer receives, the grant value is divided by the closing stock price on the date of grant, with the resulting number then multiplied by 2.5, which reflects an estimated Black-Scholes value of the options equal to 40% of the stock price on the date of grant. The stock options vest ratably over three years beginning on the first anniversary of the date of grant. Because the exercise price of the options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. The actual number of shares earned by Named Executive Officers is determined based on company performance measured over three consecutive one-year periods against performance goals determined at the beginning of each performance period. PBU awards granted in Fiscal 2010 vest 100% on the third anniversary of the date of grant.

Attainment of performance goals established for Fiscal 2010 affects one-third of the PBUs granted in March 2007, one-third of the PBUs granted in March 2008, and one-third of the PBUs granted in March 2009. The table below provides threshold, target and maximum performance levels and the percentage of targeted performance-based units earned at these levels. The percentage of units earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum

Fiscal 2010 Dell Adjusted Operating Income	$2.0 billion	$3.4 billion	$4.5 billion
Payout Scale (% of Target)	80%	100%	120%

PBUs granted in March 2009 are also subject to a performance modifier ranging from 50% to 150% of the units earned from the three one-year performance periods based on cash flow from operations per share performance in fiscal years 2010 through 2012. The target cash flow from operations per share for this period is $5.25. The threshold cash flow from operations per share is $4.00, resulting in a 50% performance modifier, and to receive the maximum performance modifier, cash flow from operations per share must reach $6.50. The performance metrics for the Fiscal 2010 PBU grant were selected because the LDCC views these metrics as the most critical drivers of long-term value creation for Dell stockholders.

In lieu of the annual grants described above, as part of his employment offer in Fiscal 2008, Mr. Garriques received an annual long-term equity incentive grant each year in the form of RSUs equal to 600% of the corresponding year’s annual base salary, vesting ratably over three years. Mr. Garriques’ annual RSU grant was scheduled to continue through Fiscal 2012, but as described in the “Employment Agreements, Severance and Change-in-Control Arrangements” section below, beginning in Fiscal 2011 Mr. Garriques no longer receives his guaranteed annual restricted stock unit grant.

Fiscal 2010 Long-Term Incentive Results — In Fiscal 2010, Dell achieved Adjusted Operating Income of $2.9 billion, which resulted in a performance modifier equal to 93% of target, so that 93% of one-third of the target number of PBUs awarded to an executive officer in March 2007 and March 2008 were earned and 93% of one-third of the target number of PBUs awarded to an executive officer in March 2009 were earned subject to the cash flow from operations per share performance modifier in Fiscal 2010 through 2012.

Communications Solutions Long-Term Incentive Plan — Beginning for Fiscal 2011, the LDCC approved a special long-term incentive design for the Communications Solutions leadership based on performance targets specific to the Communications Solutions team. This plan is intended to create an entrepreneurial focus among the Communications Solutions leadership team and incent them to create a strong and stable long-term business for Dell. In lieu of Dell’s standard Fiscal 2011 long-term incentive award, eligible executives will receive a PBU award with a performance range of 0% to 400% of target. Total award value will depend on meeting minimum revenue, minimum Adjusted Operating Income and minimum cumulative adjusted operating income targets for Fiscal 2013, 2014 and 2015. The foregoing performance metrics were selected for this business unit because they are the critical measures in building a healthy and sustainable business that will drive superior returns for Dell stockholders. Participants earn 100% of target for meeting goals in one of three years, 250% of target for meeting goals in two of three years, and 400% of target for meeting goals in all three years. Awards are paid out as each performance milestone is achieved. Dell believes that both the longer-term nature of the plan and the higher risk-reward trade-off relative to the standard Dell PBU plan are both necessary elements to ensure that the Communications Solutions leadership team is properly motivated to establish this new long-term business for Dell. Mr. Garriques is the only Named Executive Officer eligible for this long-term incentive. All other executive officers (other than Mr. Dell) will participate in Dell’s standard long-term incentives for Fiscal Year 2011.

2004 Leadership Edge Cash Retention Awards — In March 2004, the LDCC implemented the Fiscal 2005 Top Talent Retention Plan, which included long-term cash engagement awards. This plan was intended to retain key succession candidates, recognize and reward sustained high levels of performance, and enhance long-term holding power for top talent. Mr. Felice is the only Named Executive Officer who received an award under this plan. Amounts earned under this plan in Fiscal 2008, 2009 and 2010 are reflected in the Summary Compensation Table below.

2007 Long-Term Cash Engagement Awards  — In March 2006, the LDCC implemented the 2007 Long-Term Cash Engagement Award Program. All executive officers employed at that time other than Mr. Dell were eligible for cash engagement awards under this program. This program, which provided for cash payments over four years, was intended to better balance Dell’s existing long-term compensation programs between cash and equity awards, and to enhance the overall retention value of the compensation package and was payable in cash over four years . Mr. Felice is the only Named Executive Officer who received an award under this program. Amounts earned under this plan in Fiscal 2008, 2009 and 2010 are reflected in the Summary Compensation Table below.

Perot Systems Conversion Awards and Retention Awards — To ensure the retention of Mr. Altabef after the close of the Perot Systems Corporation acquisition, he was awarded two separate RSU grants. The first grant is a conversion award of 683,205 shares. The conversion award (valued at approximately $10,000,000) vests ratably over three years beginning on the first anniversary of the date of grant. Rather than allow his unvested Perot Systems options and RSUs to accelerate and pay out upon the close of the transaction, Dell negotiated with Mr. Altabef a conversion of approximately $5,000,000 of the unvested equity into Dell RSUs at a 2 to 1 ratio. If Mr. Altabef is involuntarily terminated other than for cause or is constructively terminated for specified reasons, he will receive full award acceleration. If he terminates voluntarily or involuntarily for cause, he will forfeit all of the unvested RSUs. The portion of the award representing value in addition to the unvested Perot Systems equity ($5,000,000) is subject to clawback.

The second award of 462,646 RSUs was a retention award, valued at $6,750,000. The retention award value was determined based on a competitive new hire grant and was intended to create significant holding power, as Mr. Altabef is critical to the success of the transaction and ongoing integration. The retention award vests ratably over four years. The award contains all of the standard Dell terms and conditions, including those terms and conditions governing the effect of termination of employment and the clawback of award amounts. See “Employment Agreements, Severance and Change-in-Control Arrangements” below for additional detail.

As a result of these grants, Mr. Altabef did not receive the standard annual PBU and option grants in Fiscal 2011.

Other Compensation Components

New Hire Packages — In an effort to build a world-class leadership team, Dell strives to offer market competitive new hire packages. Dell considers the following items in developing and recommending executive officer new hire compensation packages to the LDCC:

•	Alignment of compensation to market benchmarks
•	Alignment of compensation to internal peers
•	Value of annual incentive bonus foregone by leaving previous employer
•	Value of unvested long-term incentives, pensions, SERPS, and other compensation elements provided by the previous employer
•	Desire to align interests with those of Dell’s stockholders through long-term incentive grants

Other than Mr. Altabef, who joined Dell as a result of Perot Systems’ acquisition by Dell, none of the Named Executive Officers were hired during Fiscal 2010. Mr. Altabef was not eligible for a new hire package, but received the long-term incentives described above under “Perot Systems Conversion Awards and Retention Awards.”

Benefits and Perquisites

Dell executive officers are provided limited benefits and perquisites. While not a significant part of executive officer compensation, the LDCC believes that limited benefits and perquisites are a typical component of total remuneration for executives in industries similar to Dell’s and that providing such benefits is important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

Deferred Compensation Plan — Dell maintains a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Other Benefit Plans — Deferred Compensation Plan” below.

Financial Counseling and Tax Preparation Services — Each executive officer is entitled to reimbursement of actual costs, up to $12,500 annually, for financial counseling services (including tax preparation).

Annual Physical — Dell pays for a comprehensive annual physical for each executive officer and his or her spouse or domestic partner and reimburses associated travel and lodging costs, all subject to an annual maximum of $5,000 per person.

Technical Support — Dell provides executive officers with computer technical support (personal and business) and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Security — Dell provides executive officers with security services, including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study. In prior years, Dell provided personal, residential and business related security protection to Mr. Dell. Effective for Fiscal 2010, Dell will only provide Mr. Dell with business related security protection.

Relocation Expenses  — Dell maintains a general relocation policy under which the company provides reimbursement for certain relocation expenses to new employees and to any employee whose job function requires his or her relocation. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. The relocation expenses may include moving expenses, temporary housing expenses, transportation expenses and tax gross-ups on these payments. In limited instances, special provisions (such as shipment of additional household goods) may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the LDCC if the exception is $50,000 or more.

Expatriate Benefits — Dell maintains a general expatriate policy under which employees sent on expatriate assignments receive payments to cover housing, automobile, club memberships and other expenses, as well as tax equalization. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. In limited instances, special provisions may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the LDCC if the exception is $50,000 or more.

DirectLife Physical Activity Program — Dell offered a four month pilot program to all executives to participate in a program that provides a DirectLife Activity Monitor to track and achieve physical activity goals. The program offers activity coaching online or by telephone. Upon completion of the four month pilot program, executives have the option to continue the program at their own expense.

Other — The executive officers participate in Dell’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and Dell’s 401(k) retirement savings plan. See “Other Benefit Plans” below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for directors and Dell’s executive officers to more closely link their interests with those of other Dell stockholders. Under these guidelines, non-employee directors must maintain ownership of Dell common stock with an aggregate value equal to at least 300% of their annual retainer, the Chairman and Chief Executive Officer must maintain ownership of stock with an aggregate value equal to at least 500% of base salary, and all other executive officers must maintain ownership of stock with an aggregate value equal to at least 400% of base salary. Each individual has three years to attain the specified minimum ownership position once he or she has become subject to the guidelines. Unvested restricted stock, RSUs and PBUs (earned) may be used to satisfy these minimum ownership requirements, but unexercised stock options and awards subject to a performance requirement may not. Dell believes these ownership guidelines to be in line with the prevalent ownership guidelines among peer companies.

Compliance with these guidelines is evaluated once each year. As of the last evaluation in February 2010, all directors and executive officers met their applicable ownership requirements.

Employment Agreements, Severance and Change-in-Control Arrangements

Substantially all Dell employees enter into a standard employment agreement upon commencement of employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

In September 2007, the LDCC approved standard severance arrangements for the executive officers other than Mr. Dell. Under the standard agreements, if an executive officer’s employment is terminated without cause, the executive will receive a severance payment equal to 12 months’ base salary and target bonus. The agreements also obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment.

Mr. Garriques entered into separate severance arrangements with the company upon commencement of his employment in February 2007. The agreement provided that if Mr. Garriques was terminated before January 31, 2012, without cause, or resigns before that date with good reason, he would receive the following cash severance compensation:

If termination date falls between:	Amount of Severance (less taxes and withholdings)

February 1, 2008 and January 31, 2009	$10 million
February 1, 2009 and January 31, 2010	$ 8 million
February 1, 2010 and January 31, 2011	$ 6 million
February 1, 2011 and January 31, 2012	$ 4 million

At the beginning of Fiscal 2010, Mr. Garriques was the only executive officer with a special severance and long-term incentive arrangement in place. In an effort to standardize executive officer arrangements, Dell and Mr. Garriques entered into a Retention Bonus, Merger and Modification agreement effective March 9, 2009 (the “Modification Agreement”). Under the terms of the Modification Agreement, Mr. Garriques received a $1,000,000 cash payment and accelerated vesting of the remaining $1,000,000 of his new hire long-term cash award (otherwise scheduled to vest in February 2010) in exchange for termination of both his special severance arrangement (described above) and his guaranteed annual restricted stock unit grant (described under “Long-Term Incentives” above). As a result of the Modification Agreement, Mr. Garriques is now subject to Dell’s standard severance plan.

The LDCC has authority under the stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change in control of Dell and to amend existing awards to provide for such acceleration. The LDCC has not previously included and does not plan to include change-in-control acceleration provisions in any awards. The severance agreements provide important protection to the executive officers, are consistent with practice of the peer companies and are appropriate for attraction and retention of executive talent. More information on severance arrangements can be found below under “Other Benefit Plans — Certain Termination Benefits.”

Recoupment Policy for Performance-Based Compensation

If Dell restates its reported financial results, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement, and, to the extent practicable under applicable law, Dell will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the LDCC considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. To the extent practical, the LDCC intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

Leadership Development and Compensation Committee Report

The LDCC has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the LDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell’s 2010 proxy statement and incorporated into Dell’s Annual Report on Form 10-K for the fiscal year ended January 29, 2010. This report is provided by the following independent directors, who comprise the Committee.

THE LEADERSHIP DEVELOPMENT AND
COMPENSATION COMMITTEE

Jim Breyer
William H. Gray, III
Shantanu Narayen
Sam Nunn

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the LDCC is or has been an officer or employee of Dell, and no member of the LDCC had any relationships requiring disclosure under Item 404 of Regulation S-K, the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related-person transactions. None of Dell’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of the Dell’s Board or the LDCC during Fiscal 2010.

Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2010, 2009 and 2008 for the following persons: Michael S. Dell (principal executive officer), Brian T. Gladden (principal financial officer), and Peter A. Altabef, Ronald G. Garriques, and Stephen J. Felice (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2010). These persons are referred to as the “Named Executive Officers.”

							Non-Equity	All Other
Name and	Fiscal				Stock	Option	Incentive Plan	Comp-
Principal Position	Year	Salary	Bonus[a]		Awards[b]	Awards[c]	Compensation[d]	ensation[e]	Total

Michael S. Dell	2010	$950,000	—		—	—	—	$13,623	$963,623
Chairman and Chief	2009	931,731	—		—	—	—	1,177,206	2,108,937
Executive Officer	2008	950,000	—		—	—	—	1,044,831	1,994,831

Brian T. Gladden	2010	700,000	—		$1,866,666	$1,937,581	$588,000	27,864	5,120,111
Senior Vice President and	2009	468,462	$2,000,000		4,587,110	5,117,413	538,731	143,578	12,855,294
Financial Officer	2008	—	—		—	—	—	—	—

Peter A. Altabef	2010	154,038			16,717,966	—	386,080	—	17,258,085
President, Services	2009	—	—		—	—	—	—	—
	2008	—	—		—	—	—	—	—

Ronald G. Garriques	2010	720,000	3,000,000	[f]	4,300,001	—	342,720	30,411	8,393,132
President, Communications Solutions	2009	703,846	1,000,000	[f]	4,199,978	—	591,231	55,735	6,550,790
	2008	659,615	3,500,000	[f]	21,793,500	3,513,000	524,394	14,370	30,004,879

Stephen J. Felice	2010	585,000	—		2,086,987	2,082,899	517,725	2,893,648	8,166,259
President, Consumer and	2009	569,712	—		1,388,309	1,518,586	478,558	1,863,976	5,819,141
Small and Medium Business	2008	544,231	—		1,300,058	1,323,388	663,417	2,381,221	6,212,315

a —	Amounts for Mr. Gladden in Fiscal 2009 and Mr. Garriques in Fiscal 2008 represent amounts paid as sign-on bonus at the commencement of their respective employment. Amounts for Mr. Garriques in Fiscal 2010 and 2009 represent amounts earned pursuant to previously granted long-term cash awards and the exchange for special severance and long-term incentive arrangements (see note f).

b —	Amounts for Mr. Gladden for Fiscal 2009, Mr. Altabef for Fiscal 2010 and Mr. Garriques for Fiscal 2010, 2009 and 2008 represent the aggregate grant date fair value of restricted stock unit grants, computed in accordance with FASB ASC Topic 718. Amounts for Mr. Gladden for Fiscal 2010 and Mr. Felice for Fiscal 2010, 2009 and 2008 represent the grant date fair values on the accounting date of grant (100% of the target grant) of awards of performance based stock units, computed in accordance with FASB ASC Topic 718. The maximum grant date fair value for Mr. Gladden for Fiscal 2010 is $3,333,330 and for Mr. Felice for Fiscal 2010 is $3,743,970, for Fiscal 2009 is $1,576,629 and for Fiscal 2008 is $1,400,073. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of Dell common stock on the date the stock is sold.

c —	Represents the aggregate grant date fair value of grants awarded in Fiscal 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718.

d —	Represents amounts earned under the Executive Annual Incentive Bonus Plan for Named Executive Officers except Mr. Altabef. Pursuant to Mr. Dell’s request, the Leadership Development and Compensation Committee did not approve a bonus under the Executive Annual Incentive Bonus Plan for him in Fiscal 2010, 2009 or 2008. The amount shown for Mr. Altabef represents amount earned under the Perot Systems Corporation Short-Term Incentive Program. See “Compensation Discussion and Analysis — Individual Compensation Components — Annual Incentive Bonus — Perot Systems Corporation.”

e —	Includes the cost of providing various perquisites and personal benefits, as well the value of our contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount we paid for term life insurance coverage under health and welfare plans. See “Compensation Discussion and Analysis — Benefits and Perquisites.”

The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers in their capacities as executive officers.

		Retirement
	Fiscal	Plans Matching	Benefit	Financial	Annual		Technical	Relocation	Long-Term	Expatriate
	Year	Contributions	Plans	Counseling	Physical	Security	Support	Expenses	Cash Award	Expenses

Mr. Dell	2010	$12,500	$1,123	—	—	—	—	—	—	—
	2009	11,500	1,081	—	—	$1,164,625	—	—	—	—
	2008	9,000	1,081	—	—	1,034,750	—	—	—	—

Mr. Gladden	2010	12,500	810	$12,500	$1,900	—	$154	—	—	—
	2009	—	1,886	6,250	2,232	24,764	462	$107,984	—	—

Mr. Altabef	2010	—	—	—	—	—		—	—	—

Mr. Garriques	2010	12,500	1,206	8,500	—	7,627	578	—	—	—
	2009	11,500	832	12,500	—	29,208	1,695	—	—	—
	2008	9,000	690	4,680	—	—	—	—	—	—

Mr. Felice	2010	12,500	1,477	4,513	7,602	—	—	—	$1,540,828	$1,326,728
	2009	11,500	1,465	—	3,089	—	—	—	1,140,828	707,094
	2008	9,000	1,364	750	2,482	—	—	—	800,000	1,567,625

The amounts shown for security costs represent the amount of company-paid expenses relating to residential security for the Named Executive Officers under a Board approved security program. Security provided to Mr. Dell for Fiscal 2009 and 2008 includes personal and residential security and is provided pursuant to a separate Board-authorized security program. In prior years, Dell provided personal, residential and business related security protection to Mr. Dell. Effective for Fiscal 2010, Dell will only provide Mr. Dell with business related security protection.

The amounts shown for Long-Term Cash Award for Mr. Felice for Fiscal 2010, 2009 and 2008 represent amounts paid (a) pursuant to the vesting of a previously granted award under the 2007 Long-Term Cash Engagement Award ($1,440,000 for Fiscal 2010, $1,000,000 for Fiscal 2009, and 800,000 for Fiscal 2008) and (b) pursuant to the vesting of a previously granted award under the 2004 Top Talent Retention Plan ($140,828 for Fiscal 2010 and 2009). See “Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — 2004 Leadership Edge Cash Retention Awards” and “2007 Long-Term Cash Engagement Awards.”

f —	Upon commencement of employment, Mr. Garriques was granted a Long-Term Cash Award and was granted special severance and long-term incentive arrangements, providing for guaranteed severance payments upon certain termination circumstances and guaranteed long-term incentive grants for the first three years of his employment. The Long-Term Cash Award was $3,000,000 vesting ratably over three years, beginning on the first anniversary of the grant date. Pursuant to the Modification Agreement, described above under “Employments Agreements, Severance and Change-in-Control Arrangements,” the final year of vesting ($1,000,000) for Mr. Garriques award was accelerated and became payable in March 2009 and he received an additional payment of $1,000,000 in March 2009, in addition to the original $1,000,000 vesting scheduled for March 2009. In the 2008 proxy statement, we reported the entire amount of the Long-Term Cash Award on the date of grant. Pursuant to updated guidance from the Securities and Exchange Commission, we have excluded those amounts in the above table in the year of grant, and will report amounts as they are paid.

Incentive Plan-Based Awards

The following table sets forth certain information about plan-based awards that were made to the Named Executive Officers during Fiscal 2010. For more information about the plans under which these awards were granted, see the “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

											All Other		All other
											Stock		Option
											Awards:		Awards:		Exercise	Grant Date
											Number of		Number of		or Base	Fair Value
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[a]			Estimated Future Payouts Under Equity Incentive Plan Awards						Shares of		Securities		Price of	of Stock
											Stock or		Underlying		Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Units		Options		Awards[b]	Awards[c]

Mr. Dell	3/5/09	$950,000	$1,900,000	$1,433,000	—		—		—		—		—		—	—

Mr. Gladden	3/5/09	350,000	700,000	1,433,000	—		—		—		—		—		—	—

	3/5/09	—	—	—	95,352	[d]	222,487[d]		397,298	[d]	—		—		—	$1,866,666

	3/5/09	—	—	—	—		—		—		—		595,948	[e]	$8.39	1,937,581

Mr. Altabef	11/3/09	135,000	675,000	2,025,000	—		—		—		—		—		—	—

	11/3/09	—	—	—	—		—		—		683,205	[f]	—		—	9,967,961

	11/3/09	—	—	—	—		—		—		462,646	[g]	—		—	6,750,005

Mr. Garriques	3/5/09	360,000	720,000	1,433,000	—		—		—		—		—		—	—

	3/9/09	—	—	—	—		—		—		534,826	[h]	—		—	4,300,001

Mr. Felice	3/5/09	292,500	585,000	1,433,000	—		—		—		—		—		—	—

	3/5/09	—	—	—	102,503	[d]	239,173	[d]	427,094	[d]	—		—		—	2,006,661

	3/5/09	—	—	—	0	[i]	5,084	[i]	10,168	[i]	—		—		—	42,655

	3/5/09	—	—	—	0	[j]	4,490	[j]	8,980	[j]	—		—		—	37,671

	3/5/09	—	—	—	—		—		—		—		640,644	[e]	8.39	2,082,899

a —	Each Named Executive Officer, except Mr. Altabef, participated in the Executive Incentive Bonus Plan (“EIBP”). Under that plan, the threshold to fund a bonus pool is positive consolidated net income and the maximum payout is established at 0.10% of consolidated net income (resulting in a maximum of $1,433,000 for Fiscal 2010). Within that plan the Leadership Development and Compensation Committee established, based on performance metrics, a threshold (50% of target), target and maximum (300% of target) for each officer to determine actual payouts. For Fiscal 2010, the maximum under the EIBP is lower than the maximum established for the officers by the committee. Based on the performance metrics, the company modifier was 77% for Fiscal 2010. For Mr. Garriques, the business modifier was 56% and for Mr. Felice the business modifier was 75%. Mr. Altabef was subject to the Perot Systems Corporation short-term incentive program, and the company modifier under that plan was 108%. For actual award amounts, see “Summary Compensation Table — Non-Equity Incentive Plan Compensation.” For more information on the Executive Incentive Bonus Plan and the performance metrics, see “Compensation Discussion and Analysis — Individual Compensation Components — Annual Incentive Bonus.”

b —	The exercise price is equal to the closing price of Dell common stock on the date of grant.

c —	Represents the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718.

d —	Represents the portion of performance based stock units awarded on March 5, 2009, that have been expensed pursuant to FASB ASC Topic 718. The target number of units awarded on March 5, 2009, without regard to grant date, was 238,379 for Mr. Gladden and 256,257 for Mr. Felice. As described in the “Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — Fiscal 2010 Long-Term Incentive Awards” above, the number of units earned will vary from 40% to 180% of one-third of the award each year for Fiscal 2010, 2011 and 2012. Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Leadership Development and Compensation Committee. Since the committee does not establish performance metrics until after the beginning of each fiscal year, the number of units subject to performance in Fiscal 2011 and 2012 have not been expensed and therefore are not included in the table above. All units earned are scheduled to vest on March 5, 2012. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

e —	Represents stock options that are scheduled to vest and become exercisable ratably over three years beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances.

f —	Represents restricted stock units vesting ratably over three years beginning on the first anniversary of the date of grant. All unvested restricted stock units may be accelerated upon termination without cause. This grant was awarded pursuant to the acquisition of Perot Systems Corporation by Dell and is discussed above under “Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — Perot Systems Conversion Awards and Retention Awards.”

g —	Represents restricted stock units vesting ratably over four years beginning on the first anniversary of the date of grant. All unvested restricted stock will be forfeited upon termination for other than death or disability.

h —	The number of restricted stock units shown for Mr. Garriques was based on 600% of his Fiscal 2010 base salary and the closing stock price of Dell common stock on the date of grant ($8.39), as discussed above under “— Compensation Discussion and Analysis — Individual Compensation Components — Long-Term Incentives — Fiscal 2010 Long-Term Incentive Awards.” The restricted stock units vest ratably over three years beginning on the first anniversary of the date of grant. All unvested restricted stock units will be forfeited upon resignation or termination as a Dell employee.

i —	Represents a grant of performance based restricted stock units awarded pursuant to an agreement dated March 4, 2008. Under the terms of this award, one-third of the units were subject to Fiscal 2010 performance metrics which were approved by the LDCC on March 5, 2009. The units earned will vest on March 4, 2011. The number of units earned will vary from 0% to 200% for this portion of the grant. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

j —	Represents a grant of performance based restricted stock units awarded pursuant to an agreement dated March 8, 2007. Under the terms of this award, one-third of the units were subject to Fiscal 2010 performance metrics which were approved by the LDCC on March 5, 2009. The units earned vested on March 8, 2010. The number of units earned varied from 0% to 200% for this portion of the grant. Each earned unit represents the right to receive one share of Dell common stock on the date it vests.

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

						Stock Awards
								Equity Incentive Plan
								Awards
								Number of	Market or
								Unearned	Payout Value
						Number of		Shares,	of Unearned
	Option Awards					Shares or	Market Value	Units or	Shares, Units
	Number of Securities					Units of	of Shares or	Other	or Other
	Underlying Unexercised			Option	Option	Stock That	Units of Stock	Rights That	Rights That
	Options			Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested[a]	Vested	Vested[a]

Mr. Dell	900,000	—		43.44	3/2/2010	—	—	—	—
	145,555	—		45.90	3/24/2010	—	—	—	—
	350,000	—		37.59	8/22/2010	—	—	—	—
	500,000	—		22.94	2/12/2011	—	—	—	—
	307,285	—		21.72	3/23/2011	—	—	—	—
	500,000	—		24.09	6/18/2011	—	—	—	—
	500,000	—		27.64	3/7/2012	—	—	—	—
	64,940	—		21.39	3/22/2012	—	—	—	—
	400,000	—		26.19	3/6/2013	—	—	—	—
	400,000	—		34.24	9/4/2013	—	—	—	—
	400,000	—		32.99	3/4/2014	—	—	—	—
Mr. Gladden	922,000	—		20.57	5/20/2018	—	—	—	—
	—	595,948	[b]	8.39	3/5/2019	—	—	—	—
	—	—		—	—	244,003 [c]	$3,147,639	143,027 [d]	$1,845,043

						Stock Awards
								Equity Incentive Plan
								Awards
								Number of	Market or
								Unearned	Payout Value
						Number of		Shares,	of Unearned
	Option Awards					Shares or	Market Value	Units or	Shares, Units
	Number of Securities					Units of	of Shares or	Other	or Other
	Underlying Unexercised			Option	Option	Stock That	Units of Stock	Rights That	Rights That
	Options			Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested[a]	Vested	Vested[a]

Mr. Altabef	—	—		—	—	1,145,851 [e]	14,781,478	—	—
Mr. Garriques	500,000	—		24.22	2/19/2017	—	—	—	—
	—	—		—	—	1,217,159 [f]	15,701,351	—	—
Mr. Felice	76,191	—		45.94	3/3/2010	—	—	—	—
	15,686	—		45.90	3/24/2010	—	—	—	—
	158,600	—		37.60	8/22/2010	—	—	—	—
	20,796	—		22.94	2/12/2011	—	—	—	—
	50,000	—		24.09	6/18/2011	—	—	—	—
	15,774	—		22.10	9/6/2011	—	—	—	—
	15,134	—		27.64	3/7/2012	—	—	—	—
	64,716	—		25.45	9/5/2012	—	—	—	—
	24,360	—		26.19	3/6/2013	—	—	—	—
	72,280	—		34.24	9/4/2013	—	—	—	—
	32,515	—		32.99	3/4/2014	—	—	—	—
	29,705	—		35.35	9/2/2014	—	—	—	—
	56,635	—		40.17	3/3/2015	—	—	—	—
	75,000	—		40.63	8/1/2015	—	—	—	—
	280,000	—		28.95	3/9/2016	—	—	—	—
	234,228	—		22.28	3/8/2017	—	—	—	—
	265,245	—		19.67	3/4/2018	—	—	—	—
	—	640,644	[g]	8.39	3/5/2019	—	—	—	—
	—	—		—	235,282 [h]	—	3,035,138	168,411 [i]	2,172,502

a —	Value based on the closing price of Dell common stock on January 29, 2010 ($12.90).

b —	Non-qualified stock options, of which 198,690 vested on March 5, 2010. The remaining options vest as follows: 198,629 options vest on March 5, 2011, and 198,629 options vest on March 5, 2012.

c —	Restricted stock units vesting as follows: 74,326 units vest on May 20, 2010, 74,325 units vest on May 20, 2011, and 95,352 units vest on March 5, 2012.

d —	The unearned portion (based on target performance) of performance based restricted stock units granted on March 5, 2009. All earned units will vest on March 5, 2012. As of February 24, 2010, 5,165 additional units have been earned and 2,781 units cancelled pursuant to Fiscal 2010 performance.

e —	Restricted stock units vesting as follows: 343,443 units vest on November 3, 2010, 343,373 units vest on November 3, 2011, 343,374 units vest on November 3, 2012, and 115,661 units vest on November 3, 2013.

f —	Restricted stock units, of which 180,000 units vested on February 19, 2010, 71,167 units vested on March 4, 2010, and 178,311 units vested on March 9, 2010. The remaining units will vest as follows: 180,000 units will vest on February 19 of 2011 and 2012, 71,166 units will vest on March 4, 2011, 178,258 units will vest on March 9, 2011, and 178,257 units will vest on March 9, 2012.

g —	Non-qualified stock options, of which 213,591 options vested on March 5, 2010. The remaining options will vest as follows: 213,527 options will vest on March 5, 2011, and 213,526 options will vest on March 5, 2012.

h —	Restricted stock units, of which 2,973 units vested on March 3, 2010, and 62,853 units vested on March 29, 2010. The remaining units will vest as follows: 2,973 units will vest on March 3, 2011, 2,974 units will vest on March 3, 2012, 61,006 units will vest on March 4, 2011, and 102,503 units will vest on March 5, 2012.

i —	The unearned portion (based on target performance) of performance based restricted stock units granted on March 8, 2007, March 4, 2008, and March 5, 2009. As of February 24, 2010, the following additional units have been earned or cancelled based on Fiscal 2010 performance: 2,919 additional units have been earned and 1,571 units have been cancelled pursuant to the March 8, 2007, grant which vested on March 29, 2010, 3,305 additional units have been earned and 1,779 units have been cancelled pursuant to the March 4, 2008, grant, which will vest on March 4,

2011, and 5,552 additional units have been earned and 2,990 units have been cancelled pursuant to the March 5, 2009, grant, which will vest on March 5, 2012.

The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2010 for the Named Executive Officers who exercised options or had restricted stock or restricted stock units vest during Fiscal 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

	Option Awards
	Number of		Stock Awards
	Shares Acquired	Value Realized	Number of Shares	Value Realized on
Name	on Exercise	on Exercise	Acquired on Vesting	Vesting[a]

Mr. Gladden	—	—	74,349	$900,366
Mr. Garriques	—	—	251,189	2,225,453
Mr. Felice	—	—	2,973	26,222

a —	Computed using the fair market value of the stock on the date of vesting.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Long-Term Incentive Plans — Stockholders have approved the 1994 Incentive Plan, the 2002 Long-Term Incentive Plan and amendments to the 2002 Long-Term Incentive Plan (the “Amended and Restated 2002 Long-Term Incentive Plan”). Although options are still outstanding under the 1994 plan, no shares are available for future awards. Dell currently uses the Amended and Restated 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. While there are still shares outstanding under this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

EQUITY COMPENSATION PLANS

				Number of Securities
	Number of Securities to			Remaining Available for
	be Issued Upon			Future Issuance Under
	Exercise of Outstanding		Weighted-Average Exercise	Equity Compensation Plans
	Options, Warrants and		Price of Outstanding Options,	(excluding securities reflected
Plan Category	Rights		Warrants and Rights	in first column)

Plans approved by stockholders	243,662,271		$29.96	320,375,467	[a]
Plans not approved by stockholders	1,218,310	[b]	$36.02	0	[c]

Total	244,880,581		$30.00	320,375,467

a —	Represents shares that were available for issuance under the Amended and Restated 2002 Long-Term Incentive Plan. Of the shares available under the Amended and Restated 2002 Long-Term Incentive Plan, 137,398,337 shares were available to be issued in the form of restricted stock units. All information is as of the end of Fiscal 2010.

b —	Represents the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan which were outstanding as of the end of Fiscal 2010.

c —	The Broad Based Stock Option Plan was terminated in November 2002, and, consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant’s voluntary contributions up to 5% of the participant’s compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions or matching contributions in Dell common stock.

Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of the participant’s base salary and up to 100% of the participant’s annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year) and thereafter matching contributions vest immediately. A participant’s funds are distributed upon the participant’s death or retirement (at age 65 or older) or, under certain circumstances and at the request of the participant, during the participant’s employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to 10 years. Vested funds may be withdrawn, with potential penalties, at the participant’s request upon proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan except that there is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that constitutes a change of control of Dell under the plan, the plan will be terminated and all benefits will be paid.

The following table describes the contributions, earnings, and balance at the end of Fiscal 2010 for each of the Named Executive Officers who participate in the deferred compensation plan.

NONQUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2010

	Executive	Registrant	Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	Fiscal Year	Fiscal Year	Fiscal Year[a]	Distributions	Last Fiscal Year-end

Mr. Dell	—	—	$-1,694,287	—	$5,517,357

a —	Not reported as compensation to the Named Executive Officers for tax purposes. The amount shown under Registrant Contributions in Last Fiscal Year is included in the Summary Compensation Table above.

Certain Termination Benefits — All equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including executive officers. In addition, as described above under “Compensation Discussion and Analysis — Employment Agreements, Severance and Change-in-Control Arrangements,” Dell has severance agreements with each of the Named Executive Officers other than Mr. Dell. The following table sets forth, for each of the Named Executive Officers, potential severance payments and the aggregate value of the awards that were subject to such vesting acceleration at the end of Fiscal 2010, in each case assuming the applicable event occurred on January 29, 2010. Severance payments are generally made in lump sums.

		Acceleration Benefit
Named Executive	Severance	Upon Death or
Officer	Payment[a]	Permanent Disability[b]

Mr. Dell	—	—
Mr. Gladden	$1,400,000	$7,680,412
Mr. Altabef	1,350,000	14,781,478
Mr. Garriques	1,440,000	15,701,351
Mr. Felice	1,170,000	10,178,599

a —	Severance payments under the executive officer severance agreements are only payable if the executive’s employment is terminated “without cause.” In general, an executive is terminated without cause under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, committing a felony or making a plea of guilty or nolo contendere with respect to a felony, committing gross negligence or insubordination, refusing to implement directives issued by the executive’s manager, breaching a fiduciary duty to Dell, violating Dell’s Code of Conduct, unsatisfactory job performance, chronic absenteeism, or misconduct.

Under an individual Letter Agreement, Mr. Garriques was to receive certain severance payments if he resigned “with good reason,” which he is deemed to have if Dell required him to report to anyone other than Dell’s Chief Executive Officer. On March 5, 2009, the Leadership Development and Compensation Committee approved for Mr. Garriques a $1,000,000 cash payment and accelerated vesting of the remaining $1,000,000 of his new-hire long-term cash award (otherwise scheduled to vest in February 2010) in exchange for the termination of his special severance arrangement, described above, and the elimination of the special long-term incentive provisions in his new hire agreement. As of March 5, 2009, Mr. Garriques was subject to the company’s standard executive officer severance plan.

Under the executive officer severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment.

b —	Represents the sum of (1) the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability, (2) the value of unvested restricted stock, restricted stock units, and performance-based restricted stock units that are subject to vesting acceleration in the event of death or permanent disability, and (3) the value of unvested long-term cash awards. All values, computed as of the end of Fiscal 2010, are based on the closing price of Dell common stock on the last day of Fiscal 2010 ($12.90).

Stock Ownership

The following table sets forth certain information, as of April 15, 2010, about the beneficial ownership of Dell common stock by (a) the directors (including the persons nominated to be directors), (b) each Named Executive Officer, (c) all current directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than 5% of the total number of shares of common stock. The following information has been presented in accordance with rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Total as a Percentage
	Number of		Shares Which	Total	of Shares
	Shares		May be Acquired	Beneficial	Outstanding
Beneficial Owner	Owned		Within 60 Days	Ownership	(if 1% or more)[a]

Michael S. Dell	226,383,083	[b]	3,422,225	229,805,308	11.69%
One Dell Way Round Rock, Texas 78682
BlackRock, Inc	108,993,273	[c]	—	108,993,273	5.57%
40 East 52nd Street New York, NY 10022
Southeastern Asset Management, Inc.	137,458,334	[d]	—	137,458,334	7.0%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
James W. Breyer	11,966		11,167	23,133	—
Donald J. Carty	632,624	[e]	566,845	1,199,469	—
William H. Gray, III	20,783		83,375	104,158	—
Judy C. Lewent	32,682		157,669	190,351	—
Thomas W. Luce, III	49,483	[f]	35,535	85,018	—
Klaus S. Luft	27,778		122,711[g]	150,489	—
Alex J. Mandl	19,491[h]		123,651	143,142	—
Shantanu Narayen	0		0	0	—
Sam Nunn	32,301		133,167	165,468	—
H. Ross Perot, Jr.	0		0	0	—
Brian T. Gladden	30,460		1,195,016	1,225,476	—
Peter C. Altabef	0		0	0	—
Ronald G. Garriques	0		500,000	500,000	—
Stephen J. Felice	55,524		1,608,579	1,664,103	—
Directors and executive officers as a group (22 persons)	227,902,482		18,844,383	246,746,865	12.45%

a —	Other than the percentage reported for Southeastern Asset Management, Inc. and BlackRock, Inc., the percentage is based on the number of shares outstanding (1,962,435,428) at the close of business on April 15, 2010. The percentage reported for Southeastern Asset Management, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2010. The percentage reported for BlackRock, Inc. is based on its Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.

b —	Includes 1,482,435 shares held in a trust for the benefit of Mr. Dell’s children of which he is the trustee. Does not include 26,984,832 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of Mr. Dell’s children of which his spouse is trustee, and to which Mr. Dell disclaims beneficial ownership.

c —	According to its Schedule 13G referenced above, BlackRock, Inc. has sole voting power with respect to 108,993,273 shares as of December 31, 2009.

d —	According to its Schedule 13G/A referenced above, Southeastern Asset Management, Inc. has (1) sole voting power with respect to 73,607,534 shares, (2) shared voting power with respect to 49,263,465 shares, (3) no voting power with respect to 14,587,335 shares, (4) sole dispositive power with respect to 88,194,869 shares, and (5) shared dispositive power with respect to 49,263,465 shares as of December 31, 2009.

e —	Includes 224,879 shares held in a trust for the benefit of Mr. Carty’s children, of which he is the trustee.

f —	Includes 39,778 shares held in a personal retirement account.

g —	Includes 23,500 options that have been transferred to family members or a trust benefiting Mr. Luft’s family members.

h —	Includes 4,751 shares by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting and expressing an opinion thereon.

The Audit Committee reports that it has:

•	Reviewed and discussed the audited consolidated financial statements for Fiscal 2010 with Dell’s management;

•	Discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•	Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and that

•	Based on the review and discussions referred to in the paragraphs above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in Dell’s Annual Report on Form 10-K for the fiscal year ended January 29, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Alex J. Mandl, Chair
Judy C. Lewent
Klaus S. Luft

Additional Information

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 21, 2010, which is the record date for the annual meeting, are entitled to vote their shares at the annual meeting. As of that date, there were 1,958,109,501 shares of Dell common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

No matter may be considered at the annual meeting of stockholders unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the common stock outstanding and entitled to vote on such matter as of the record date for the meeting will constitute a quorum. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting and the means of attending and participating via the Internet will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Janet B. Wright, or any other person they may designate, to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card, as discussed below under “Voting by Street Name Holders.” If you attend the meeting via live Webcast, you will be able to vote your shares using the instructions provided on the live Webcast. In addition, you may revoke your proxy by sending a timely written notice of revocation to Dell’s Corporate Secretary at Dell’s principal executive offices, by timely submitting a later-dated proxy in writing or through the Internet or by telephone, or by voting in person at the meeting or via the Internet. Attendance at the meeting in person or via the Internet will not by itself revoke a previously submitted proxy.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), FOR Proposal 3 (Amendment of Certificate of Incorporation to Eliminate Supermajority Vote Provisions), AGAINST Stockholder Proposal 1 (Reimbursement of Proxy Expenses) and AGAINST Stockholder Proposal 2 (Advisory Vote on Executive Compensation). If any other business properly comes before the stockholders for a vote at the meeting, or any adjournments or postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 p.m., Eastern Daylight Time, on July 15, 2010, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor) and Proposal 3 (Amendment of Certificate of Incorporation to Eliminate Supermajority Vote Provisions), but will not be able to vote your shares on Proposal 1 (Election of Directors), Stockholder Proposal 1 (Reimbursement of Proxy Expenses) or Stockholder Proposal 2 (Advisory Vote on Executive Compensation) and your shares will be counted as a “broker non-vote” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes as the inspector of election for the annual meeting.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Thus, abstentions have the effect of votes against the proposals to which they relate. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Proposal 1 (Election of Directors), Stockholder Proposal 1 (Reimbursement of Proxy Expenses) or Stockholder Proposal 2 (Advisory Vote on Executive Compensation).

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 13, 2010. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors, and regular employees. In addition, Dell will utilize the services of The Altman Group, an independent proxy solicitation firm, and will pay approximately $20,000 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Director Nomination Process

Director Qualifications — The Board has adopted guidelines for qualifications of director candidates, which are described above under “Proposal 1 — Election of Directors — Director Qualifications and Information.” In addition, all candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assurance, interpersonal and communication skills, courage and inquisitiveness. Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

The Board evaluates the effectiveness of the application of its membership criteria, including the foregoing criteria, in its annual self-evaluation.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board for appointment. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee also may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation of a candidate to the Board, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities, or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on Dell’s website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of Dell’s Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Annual Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with Dell’s Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.

Stockholder Proposals for Next Year’s Annual Meeting

Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 15, 2011), but not for inclusion in next year’s proxy statement, must submit the proposal no later than the close of business on May 16, 2011. The submission should contain the information specified in the Bylaws, including the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal.

Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must deliver the proposal to Dell’s principal executive offices no later than the close of business on February 4, 2011. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of Dell’s Bylaws described above, Securities and Exchange Commission rules permit management to vote proxies in their discretion, notwithstanding the stockholder’s compliance with such advance notice provisions, if (a) Dell receives notice of the proposal before the close of business on May 16, 2011, (b) Dell advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, and (c) the stockholder does not comply with certain provisions of the proxy rules of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Dell’s directors and specified officers and persons who beneficially own more than 10% of Dell’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of Dell. The reporting persons are required by rules of the Securities and Exchange Commission to furnish Dell with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to Dell for Fiscal 2010, or written representations that no other reports were required, Dell believes that, except as described below, Dell’s Section 16(a) reporting persons complied with all filing requirements for Fiscal 2010. Mr. Schuckenbrock, an executive officer, inadvertently failed to file in a timely manner one report with respect to the withholding of 8,274 shares for taxes due upon the delivery of shares pursuant to an award of restricted stock units. The report was filed on February 1, 2010.

Certain Relationships and Related Transactions

Transactions with Michael S. Dell

Mr. Dell, Dell’s Chairman and Chief Executive Officer, owns his own private aircraft (through wholly-owned entities) and the company reimburses him for the covered variable costs, plus a pro rata portion of the management fees attributable to his business travel. During Fiscal 2010, Dell reimbursed Mr. Dell approximately $2,593,090 for such costs and fees.

Transactions with H. Ross Perot, Jr. and Related Persons

H. Ross Perot, Jr., who was appointed to the Dell Board on December 3, 2009, served as the Chairman of the Board of Perot Systems Corporation at the time of Dell’s acquisition of Perot Systems on November 3, 2009. Upon completion of the acquisition, Perot Systems became a wholly-owned subsidiary of Dell Inc.

Dell’s cost to acquire Perot Systems, excluding all related fees and expenses, was approximately $3.9 billion. Mr. Perot, as the Chairman of the Board of Perot Systems and the beneficial owner of more than 10% of the outstanding shares of Class A common stock of Perot Systems (“the Shares”), had a direct or indirect material interest in the transaction. Pursuant to a change in control letter agreement between Perot Systems and Mr. Perot, Mr. Perot received cash severance benefits in connection with the successful completion of Dell’s tender offer for the Shares, at a price of $30 per Share in cash (the “Offer”), in the amount of $3,954,822 (including a tax gross-up payment of $1,165,353) and a cash payment for his Perot Systems equity awards in the amount of $35,771,400. In addition, Mr. Perot was deemed to be the beneficial owner of 31,747,360 Shares immediately prior to successful completion of the Offer, including 29,655,000 Shares held by a limited partnership of which he was a general partner, 10,000 Shares owned by the Perot Foundation, 5,000 Shares owned by Mr. Perot’s spouse, and 2,077,360 Shares owned by two trusts of which Mr. Perot is a beneficiary. Mr. Perot disclaimed beneficial ownership of the Shares held by his spouse and, except to the extent of his pecuniary interest, the Shares owned by the two trusts. The respective holders of these Shares received $30 per Share, for an aggregate cash payment of approximately $952.4 million, pursuant to the successful completion of the Offer and the acquisition.

In connection with the execution of the merger agreement for the transaction, Perot Systems Family Corporation, a Texas corporation, H. Ross Perot, Sr. (Mr. Perot’s father) and Mr. Perot and Perot Systems entered into a license agreement, dated September 20, 2009, pursuant to which the foregoing persons granted Perot Systems and its affiliates an exclusive, royalty-free license to use “Perot Systems” and “Perot” in connection with Perot Systems’ current businesses, products, services and charitable activities, and its future operations and activities resulting from the expansion of, and the integration with, Dell’s services and businesses. The term of the license agreement became effective immediately upon execution and will continue until the earlier of (a) the date that is five years from November 3, 2009, or (b) the date of any termination of the license agreement for cause.

Also on September 20, 2009, in connection with the execution of the merger agreement, H. Ross Perot, Sr. and Mr. Perot signed noncompetition agreements with Dell and Perot Systems, as amended by a waiver letter entered into on December 2, 2009, that limit their ability to compete with Perot Systems or to solicit its employees or customers for a period ending December 31, 2014.

Perot Systems currently provides information technology and certain other services to Hillwood Enterprise L.P., which is controlled and partially owned by Mr. Perot, under an agreement which Perot Systems entered into in January 2007 and which will expire in January 2017. This contract includes provisions under which Perot Systems may be penalized if its actual performance does not meet the service levels specified in the contract, which provisions are consistent with those included in other customer contracts. During the period from November 3, 2009 (the date of Mr. Perot’s appointment to the Board) through January 29, 2010 (the last day of Dell’s Fiscal 2010), Perot Systems recorded revenue of $241,155 in connection with its performance under this agreement. Future annual payments to Perot Systems under the agreement are estimated to be approximately $1,435,000 annually, but may vary due to fluctuations in the level of services required by Hillwood Enterprises L.P.

In 2002, Perot Systems entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by H. Ross Perot, Sr., for approximately 23,000 square feet of office space at its Plano, Texas facility. At the expiration of the original lease, a new lease was signed effective October 1, 2007, and expires on September 30, 2015. The office space annual rental is $21.95 per square foot and the storage space rent totals $345.58 per month. Total rental payments of $38,090 were paid to Perot Systems during the period from November 3, 2009 (the date of Mr. Perot’s appointment to the Board) through January 29, 2010 (the last day of Dell’s Fiscal 2010). Total annual rental payments under the current lease are estimated to be approximately $457,085.

Review, Approval or Ratification of Transactions with Related Persons

The Governance and Nominating Committee of the Board, pursuant to its written charter, is charged with the responsibility of reviewing, approving, disapproving or ratifying any transaction required to be disclosed as transactions with related persons under rules of the Securities and Exchange Commission. The Governance and Nominating Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented. The Governance and Nominating Committee reviewed and approved or ratified each of the transactions described above occurring during the period of Board or executive officer service by Mr. Dell or the period of Board service by Mr. Perot.

Code of Conduct

Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all Dell employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on Dell’s website at www.dell.com/codeofconduct.

Dell will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to its Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on its website at www.dell.com/codeofconduct under the circumstances and within the period required under rules of the Securities and Exchange Commission.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices, One Dell Way, Building 1, Round Rock, Texas 78682. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

Only one copy of the notice regarding the Internet availability of proxy materials or set of 2010 annual meeting materials is being sent to stockholders who share the same last name and address, unless they have notified Dell that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.

If you received a householded mailing this year and you would like to receive a separate copy of the notice of Internet availability of proxy materials or of the proxy materials, Dell will deliver a copy promptly upon your request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify Dell using the contacts for the Dell Investor Relations Department described above.

If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 16, 2010. The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by Securities and Exchange Commission rules, Dell is making the proxy material available to stockholders electronically via the Internet. Dell has mailed many stockholders a notice containing instructions on how to access this proxy statement and its annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Dell’s Proxy Statement is accompanied by the Fiscal 2010 Annual Report on Form 10-K, which is Dell’s annual report to stockholders for the fiscal year. The annual report does not constitute proxy soliciting material.

Dell’s Fiscal 2010 Annual Report on Form 10-K is available without exhibits on www.dell.com/investor and with exhibits at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may obtain a printed version of the report (without charge) upon request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

Other Matters

To the extent that this proxy statement is incorporated by reference into any other filing by Dell under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee,” to the extent permitted by the rules of the Securities and Exchange Commission, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Directions to the Meeting

You may request directions to the annual meeting via email at Investor_Relations@dell.com or by calling Dell Investor Relations at (512) 728-7800.

APPENDIX A

Proposed Amendments to the Restated
Certificate of Incorporation of Dell Inc.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the shares of the Corporation’s stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Eighth.~~

NINTH: The Board of Directors is hereby expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the stockholders, by the vote of a majority of the directors; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders. ~~Notwithstanding the foregoing and anything in this Certificate of Incorporation to the contrary, Article II Section 1, Article II Section 4, Article II Section 12, Article III Section 6, Article III Section 7, Article III Section 12 and Article IX of the by-laws shall not be amended, repealed, altered or added to by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the Corporation’s voting stock issued and outstanding. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the Corporation’s voting stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ninth.~~

A-1

Proxy Form Proxy Form DELL INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 16, 2010 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL INC. By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given. This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

**OPTIONS FOR SUBMITTING PROXY**

**VOTE BY INTERNET**
*Before the Meeting* – **Go to** www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During the Meeting* – Go to www.virtualshareholdermeeting.com/dell

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE – 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:** **KEEP THIS PORTION FOR YOUR RECORDS**

**DETACH AND RETURN THIS PORTION ONLY**

**DELL INC.**

**Proposal 1** – Election of Directors

| **The Board of Directors recommends a vote FOR all nominees** | **For All** | **Withhold All** | **For All Except:** | **To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) on the line below.** |
|---|---|---|---|---|
| | ☐ | ☐ | ☐ | ______________________ |

Nominees:

| | |
|---|---|
| (01) James W. Breyer | (07) Klaus S. Luft |
| (02) Donald J. Carty | (08) Alex J. Mandl |
| (03) Michael S. Dell | (09) Shantanu Narayen |
| (04) William H. Gray,III | (10) Sam Nunn |
| (05) Judy C. Lewent | (11) H. Ross Perot, Jr. |
| (06) Thomas W. Luce, III | |

| | For | Against | Abstain |
|---|---|---|---|
| **Proposal 2** – Ratification of Independent Auditor | ☐ | ☐ | ☐ |

www.dell.com ONE DELL WAY ROUND ROCK, TX 78682 OPTIONS FOR SUBMITTING PROXY VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 15, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Dell Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 15, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DELL INC. Proposal 1 — Election of Directors The Board of Directors Recommends a Vote FOR all nominees Nominees: (01) James W. Breyer (02) Donald J. Carty (03) Michael S. Dell (04) William H. Gray,III (05) Judy C. Lewent (06) Thomas W. Luce, III (07) Klaus S. Luft (08) Alex J. Mandl (09) Shantanu Narayen (10) Sam Nunn (11) H. Ross Perot, Jr. For Withhold For All All All Except: To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below. Proposal 2 — Ratification of Independent Auditor The Board of Directors Recommends a Vote FOR the Ratification of Independent Auditor For Against Abstain Stockholder Proposal 1— Reimbursement of Proxy Expenses The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Reimbursement of Proxy Expenses For Against Abstain Proposal 3 — Amendment of Certificate of Incorporation to Eliminate Super Majority Vote The Board of Directors Recommends a Vote FOR the Amendment to the Certificate of Incorporation For Against Abstain Stockholder Proposal 2 — Advisory Vote on Executive Compensation The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Advisory Vote on Executive Compensation For Against Abstain Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof. HOUSEHOLDING ELECTION — Please indicate if you consent to receive future investor communications in a single package per household. Yes No Signature (PLEASE SIGN WITHIN THE BOX) Date Signature (Joint Owners) Date